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                                                                 EXHIBIT 10.21



                       PURCHASING AND LICENSING AGREEMENT


         THIS PURCHASING AND LICENSING AGREEMENT ("Agreement") is made and entered into as of this 19th day of June, 1996 by and between HEALTHDYNE TECHNOLOGIES, INC., a Georgia corporation ("Healthdyne"), and SPECTRX, INC., a Georgia corporation ("SpectRx"), with reference to the following:

                                R E C I T A L S:

         A. SpectRx has developed technology applicable to non-invasive bilirubin testing and has entered into a license for certain additional technology applicable to the instrument which will be utilized for non-invasive bilirubin testing. SpectRx is the sole and exclusive owner of two patents and a Patent Cooperation Treaty ("PCT") application in respect of such technology, as more specifically defined below. SpectRx has also signed a Product License Agreement with the University of Texas M.D. Anderson Cancer Center and related parties (herein defined as the "MD Anderson License"). Such Patent License Agreement has been signed by authorized representatives of the University of Texas M.D. Anderson Cancer Center and the Board of Regents of the University of Texas System and is awaiting final approval by the Board of Regents in August of 1996. A true and correct copy of such Patent License Agreement as executed by SpectRx, M.D. Anderson and the Board of Regents of the University of Texas System has been previously delivered from SpectRx to Healthdyne. Subject to the final approval of the Board of Regents, SpectRx desires to license or sublicense, as the case may be, all such technology to Healthdyne in accordance with the terms and conditions set forth herein.

         B. Healthdyne manufactures and markets medical equipment and desires to license or sublicense, as the case may be, SpectRx technology from SpectRx in accordance with the terms and conditions set forth herein.

         C. Healthdyne also desires to purchase from SpectRx certain items utilizing the SpectRx technology for the use and/or resale by Healthdyne.

         D. SpectRx desires to manufacture and sell such items to Healthdyne pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Healthdyne and SpectRx hereby agree as follows:

         1. Definitions. As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meaning:

            1.1 Accessory means items manufactured by SpectRx which would be considered accessory to and not necessary for the operation of the Instrument or the Disposable. Initial product specifications for Accessories are set forth on Exhibit A. Final product specifications for Accessories shall be mutually agreed upon by the parties prior to commercial introduction.






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         1.2 Affiliate means any company, corporation, or business ("Company")
in which:

             (a) the party owns or controls, directly or indirectly, 50% or more of the voting stock of that Company;


             (b) the party owns or controls, directly or indirectly, sufficient voting stock in that Company to elect a majority of the directors of that Company;

             (c) that Company owns or controls, directly or indirectly, 50% or more of the voting stock of the party;

             (d) that Company owns or controls, directly or indirectly, sufficient voting stock in the party to elect a majority of the directors of the party;

             (e) an organization owns or controls, directly or indirectly, 50% or more of the voting stock of the party and that Company; or

             (f) an organization owns or controls, directly or indirectly, Sufficient voting stock in the party and that Company to elect a majority of the directors of the party and that Company.

         1.3 Average Selling Price means the average of the Net Selling Price for a particular product in a calendar quarter.

         1.4 Change In Control means changes in the ownership of a corporation, changes in the effective control of a corporation and changes in ownership of a substantial portion of a corporation's assets all as defined, discussed and illustrated in Section 280G of the Internal Revenue Code and the duly promulgated Treasury Regulations thereunder, and the disposition of a substantial portion of the corporation's assets as set forth below.

         A disposition of a substantial portion of a corporations assets occurs on the date that the corporation transfers assets by sale, distribution to shareholders, assignment to creditors, foreclosure or otherwise, in a transaction or transactions not in the ordinary course of the corporation's business (or has made such transfers during the twelve (12) month period ending on the date of the most recent such transfer of assets) that have a total fair market value equal to or more than one-half of the total fair market value of all of the assets of the corporation as of the date immediately prior to the first of such transfer or transfers. The transfer of assets by a corporation is not treated as a disposition of a substantial portion of the corporation s assets if the assets are transferred to an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the corporation.

         1.5 Disposable Cost means the cost for direct materials and direct labor per generally accepted accounting principles ("GAAP") or the landed cost from an outside supplier in the event SpectRx utilizes a contract manufacturer. In the event SpectRx utilizes an outside supplier as a



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contract manufacturer, Healthdyne shall approve the form and substance of the agreement and any modifications thereto, which approval shall not be unreasonably withheld.


         1.6 Instrument means an instrument for non-invasive bilirubin measurement with required [*] utilizing the Disposable to measure bilirubin levels. The initial product specifications for the Instruments are set forth on Exhibit A. Final product specifications for the Instrument shall be mutually agreed upon by the parties prior to commercial introduction.

         1.7  Healthdyne Improvements shall have the meaning set forth in
Section 10.

         1.8 Healthdyne Subsidiary means any majority-owned subsidiary of Healthdyne or any of Healthdyne's wholly owned subsidiaries.

         1.9  Gross Margin means gross margin as defined by GAAP.

         1.10 Improvement means any invention, modification, adaptation or change relating to SpectRx Technology, but in no event shall include improvements to Healthdyne Technology.

         1.11 Licensed Products shall mean the Instruments, Disposables and Accessories.

         1.12 Licensed Trademark means the SpectRx Products designation set forth on Exhibit B to this Agreement.

         1.13 Healthdyne Technology means technical information, inventions, products, components, concepts, trade secrets, know-how, techniques, designs, processes, communications, protocols, software, whether patentable or not, patent applications, Healthdyne Improvements, copyright applications, patent rights of any kind and copyrights and all other intellectual property rights relating to Healthdyne's business other than SpectRx Technology.

         1.14 SpectRx Technology means technical information, inventions, products, components, concepts, trade secrets, know-how, techniques, designs, processes, communications, protocols, Software, whether patentable or not, patent applications, copyright applications, the Patent Rights, and copyrights and all other intellectual property rights relating to SpectRx proprietary technology and related proprietary documentation.

         1.15 Net Selling Price means the total sales revenue for the product in question excluding charges for returns, outbound prepaid or allowed transportation charges, sales taxes, tariffs or duties directly imposed with reference to particular sales or similar items. In the event a Party leases, licenses or permits the use of a Licensed Product without effecting a sale thereof (except for demo loaners and end user evaluation samples), the Net Selling Price therefor shall be deemed to be the Average Selling Price of such Licensed Product for the relevant calendar quarter. In the event a Party sells a Licensed Product through an Affiliate, the Net Selling Price for that sale shall be the Net Selling Price for the first sale to a customer which is not an Affiliate of a Party. Net Selling Price shall only include one sale per Licensed Product.

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


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         1.16 Party means Healthdyne or SpectRx; "Parties" means Healthdyne and
SpectRx.

         1.17 Patent Rights shall mean any U.S. and Canadian patents filed by SpectRx relating to the SpectRx Technology which are necessary, used or useful for the manufacture, sale or use of Licensed Products, the inventions described and claimed therein, and any divisions, patents of addition, continuations, continuations-in-part, extensions, patents and patent applications corresponding thereto; which will be automatically incorporated in and added to this Agreement and shall be periodically added to Exhibit C attached to this Agreement and made a part thereof. Patent Rights shall also be defined to include the patent rights licensed by SpectRx pursuant to the M.D. Anderson License.

         1.18 Purchase Orders shall have the meaning set forth in Section 4.1 hereof.

         1.19 Royalty shall mean a percentage of the Net Selling Price for the Licensed Product in question.

         1.20 Software means any and all computer/instrument software and/or firmware developed by or acquired by SpectRx that is used or useful in connection with SpectRx Technology.

         1.21 Disposable means disposable probes, tips or other devices for calibration, cross-contamination prevention, or other purposes as agreed to by the p which when used with the Instrument measure bilirubin levels. Initial product specifications for the Disposable are set forth on Exhibit A. Final product specifications for the Disposable shall be mutually agreed upon by the parties prior to commercial introduction.

         1.22 Territory shall mean the United States and Canada.

         1.23 M.D. Anderson License has the meaning assigned to it in the recitals hereto.

         1.24 Cost of Goods Sold means cost of goods sold as defined by GAAP.

  2.     Licenses Granted.

         2.1 Licenses Granted to Licensee. Subject to the terms and conditions set forth herein, SpectRx grants to Healthdyne an exclusive and a non-transferable (except as set forth herein) license or sublicense, as the case may be, within the Territory to SpectRx Technology for the following applications:

              (i) to use and sell Instruments; Healthdyne and SpectRx shall each execute the Sub-license Agreement attached hereto as Exhibit D-1 for the portion of the SpectRx Technology licensed from M.D. Anderson relating to the Instrument within ten (10) days of the approval of the Board of Regents. In the event of a conflict between the terms of this Agreement and the Sub-License Agreement, the terms of this Agreement shall control. Each party shall use reasonable business efforts to obtain the approval of the Board of Regents to the Successor Letter Agreement


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attached hereto as Exhibit D-2; except as specifically set forth in Section 6.1 hereof, neither the execution, delivery and performance of the Sub-license Agreement between SpectRx and Healthdyne nor the Successor Letter Agreement will require Healthdyne to pay any additional fees, royalties, payments or the like. Healthdyne's sole payment obligation for the Instrument shall be as set forth in
Section 6.1. SpectRx shall use its best efforts to obtain the approval of the Board of Regents to the M.D. Anderson License and the Successor Letter Agreement as set forth herein on or before August 30, 1996; failure to obtain approval for any reason within such time period shall be grounds for Healthdyne to terminate this Agreement immediately upon the giving of written notice from Healthdyne to SpectRx. Within thirty (30) days of receipt of such notice of termination, SpectRx shall return all license fees paid to SpectRx by Healthdyne.

                           (ii)     to use and sell Disposables and
Accessories; and

                           (iii)    to make Instruments, Accessories and/or
Disposables in the event that SpectRx, following the first thirty (30) days after commercial release of the Instrument, Disposable or Accessory, as the case may be, is unable to meet the requirements of Subsections (A) or (B) of this
Section 2.1(iii) within the immediately succeeding two (2) calendar months following the calendar month which is the subject of written notice from Healthdyne that SpectRx failed to meet the requirements of Subsections (A) or
(B) of this Section 2.1(iii) or in the event that the United States Food and Drug Administration ("FDA") enjoins SpectRx from distributing into interstate commerce Instruments, Accessories and/or Disposables pursuant to the Federal Food, Drug and Cosmetic Act, as amended ("FDA Injunction"). Healthdyne shall notify SpectRx of an FDA Injunction or SpectRx's failure to meet the requirements of Subsections (A) or (B) within ten (10) days of the end of the calendar month which is the subject of the notice. in the event of an FDA Injunction, the license to make Licensed Products shall be deemed granted immediately upon receipt of the notice.

                           In the event Healthdyne becomes licensed to make
Instruments, Disposables or Accessories, as the case may be, as set forth above, it shall be entitled to utilize the documentation as set forth in Section 16.15 and SpectRx shall provide Healthdyne with access to SpectRx tooling to permit the manufacture of such Licensed Product(s) in a timely manner. In the event such tooling is in the possession of a third party, SpectRx shall cause such third party to supply Healthdyne with access to such tooling. In the event such tooling is in the possession of SpectRx, SpectRx shall provide such tooling to Healthdyne; provided, however, Healthdyne shall give SpectRx reasonable access to such tooling to allow duplication of same. SpectRx may resume making Licensed Products following Healthdyne's commencement of making a Licensed Product if SpectRx demonstrates it can meet the requirements of Subsections (A) and (B) of this Section 2.l(iii), and SpectRx reimburses Healthdyne for reasonable costs to commence manufacturing [*] plus the cost of any enhanced or improved tooling developed by Healthdyne to the extent such enhanced or improved tooling cost, when added to Healthdyne's reasonable costs to commence manufacturing, would [*]. In the event SpectRx resumes making the Product, all SpectRx tooling will be returned promptly to SpectRx by Healthdyne. If such SpectRx tooling has been altered or improved, such altered or improved tooling shall be returned to SpectRx. In addition, all manufacturing know-how acquired by Healthdyne in manufacturing the Licensed Products will be licensed to SpectRx on a non-exclusive royalty-free basis in perpetuity. In the event Healthdyne has made Instruments, Accessories, or Disposables, as

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


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the case may be, for two (2) years, SpectRx will no longer have the right to resume making such Licensed Products.

                                    (A) [*] of all units of a Licensed Product
                  delivered in any one calendar month period must meet the inspection and acceptance standards set forth in Section 8 hereof,

                                    (B) in any one calendar month period,
                  SpectRx must deliver quantities representing [*] of all units of a Licensed Product called for on purchase orders accepted or required to be accepted by SpectRx under Section 4 hereof

                                    Deliveries of replacement Licensed Products
                  shall be included within the calculation of (A) or (B) above in the month in which such replacement Licensed Products are delivered to Healthdyne. If SpectRx fails to meet (A) or (B) above, and Healthdyne delivers notice of such failure pursuant to this Section 2.1(iii), Healthdyne, at its option and expense, may engage a consultant to review the circumstances and suggest corrective action to be taken during the two (2) month cure period specified above in order to assist in the correction of the failures specified in the notice. Engagement of the Consultant by Healthdyne or adoption of corrective action suggested by the Consultant shall not extend or affect in any manner the two (2) month cure period specified above. The provisions of this Section 2.1(iii) are in addition to and not in lieu of any other rights or remedies of Healthdyne in this Agreement (or otherwise in law or in equity) to require Licensed Products to meet final product specifications and to be delivered in a timely manner.

                  2.2 OEM Licenses. Notwithstanding anything to the contrary set forth herein, Healthdyne may (i) grant sub-licenses to one or more third parties to manufacture Instruments in the event a manufacturing license is granted in accordance with Section 2.1(iii), and (ii) may grant non-exclusive sub-licenses to use and sell Licensed Products to one or more third parties (but not the manufacture of such Licensed Products unless such manufacture is pursuant to a manufacturing license granted in accordance with Section 2.1(iii)) in such third party's name, or such third party's name in conjunction with Healthdyne's name provided such third party is a hospital, or a home care dealer or distributor who, in the absence of the sub-license, would be considered an end user within Healthdyne's normal channels of distribution ("Private Label Dealer"). Healthdyne covenants that no more than [*] of its net sales revenue for Licensed Products shall be sold to Private Label Dealers.

                  2.3 Other Sub-Licenses. Except for sub-licenses and licenses consistent with Section 2.2 or assignments consistent with Section 16.2, Healthdyne may only sublicense SpectRx Technology with SpectRx's written consent, which shall not be unreasonably withheld.

                  2.4 Reservation of Rights. This Agreement does not grant, license or permit (either expressly or by implication) Healthdyne to transfer, assign, sell, give, license, sub-license or in any way permit the use of any of the SpectRx Technology by or to any person, including any Affiliate of Healthdyne, other than as, and to the extent, expressly provided for herein. Healthdyne shall not

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.



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use the SpectRx Technology for any purpose or purposes other than those expressly permitted under the license grants provided for in Section 2.1 hereof, and subject to the limitations, and terms and conditions, thereof. The licenses granted to Healthdyne provided for herein grants unto Healthdyne, subject to the terms and conditions hereof, the right to use the SpectRx Technology to use and sell the Licensed Products, and under certain defined circumstances to make certain Licensed Products only, and only within the Territory, and, except for the right to receive royalties on sale of Licensed Products sold outside the Territory under the circumstances set forth in Section 14.5, nothing contained herein or elsewhere shall be construed to permit the use by Healthdyne of the SpectRx Technology to use or sell, or make or have made products other than the Licensed Products, or to use or sell Licensed Products outside of the Territory.

    3.   Commercialization Efforts and License Fees.

         3.1 Commercialization Efforts. Each party agrees to utilize reasonable business efforts to progress through the milestones toward commercialization of the Licensed Products, as specifically set forth in Exhibit E. Once commercialized, Healthdyne shall promote and support the Licensed Products at an effort level consistent with Healthdyne's sales support, customer service and technical support levels with respect to Healthdyne's other products. Healthdyne covenants that it will only sell Disposables which have been manufactured in accordance with the terms of this Agreement. Healthdyne shall submit a marketing plan in respect of the Licensed Products to SpectRx in respect of each calendar year no later than thirty (30) days prior to the commencement of such year. Such plan shall include, without limitation, plans to undertake clinical studies, advertisements in journals and other publications and other typical marketing communications as may be reasonably necessary to promote sales of the Licensed Products.

         3.2 License Fees. Healthdyne agrees to pay license fees for the Disposable based upon achievement of certain milestones set forth in Exhibit E. If all milestones are attained, the total license fees will amount to [*]. The parties agree that [*] of such license fees have been paid by Healthdyne to SpectRx. Each such milestone payment shall be due and payable in advance upon the completion of the previous milestone as set forth in Exhibit E. SpectRx will give Healthdyne no less than ten (10) days written notice of a meeting at which it will review with Healthdyne its completion of a milestone as set forth on Exhibit E. Healthdyne shall, within ten (10) business days of the meeting set forth in the notice, pay SpectRx with respect to the following milestone or give SpectRx written notice its intent to arbitrate. Notwithstanding the above, the milestone for the Delivery of the Pre-Production Unit shall only be payable upon the satisfactory completion of the milestone.

    4.   Purchase and Distribution of Licensed Products.

         4.1 Purchase Orders. During the term of this Agreement and in accordance with its provisions, SpectRx agrees to sell and Healthdyne agrees to purchase the Instruments, Disposables and Accessories, in accordance with the terms of this Agreement. The purchase and sale of the products between the Parties shall be made by means of purchase orders placed by Healthdyne or its designee to SpectRx ("Purchase Orders"). Purchase Orders and change orders may be placed by telex or facsimile. A Purchase Order may provide for delivery of the products for a period of up to

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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one hundred eighty (180) days following termination of this Agreement in order to complete the inventory of Licensed Products necessary to complete purchase orders for Licensed Products outstanding at the time of termination and all terms and conditions of this Agreement shall govern. Any Purchase Order issued for the products hereunder shall be non-cancelable after the expiration of fifteen (15) days from the acceptance of the Purchase Order, and Healthdyne thereafter shall be responsible for taking deliveries of and paying for all products set forth on such Purchase Order.

                  4.2 Acceptance. Purchase Orders and change orders issued by Healthdyne shall be deemed to be offers to purchase Licensed Products on the terms and conditions of this Agreement subject to acceptance by telex or facsimile within five (5) working days after receipt of Healthdyne's Purchase Orders. Acceptance of receipt and acceptance by SpectRx may be placed by telex or facsimile.

                  4.3 Contents. All Purchase Orders for the products submitted by Healthdyne shall state the following: (i) price, (ii) the quantities ordered,
(iii) the requested delivery dates, (iv) destination, (v) requested method of shipment, and (vi) model or number of the products in accordance with the terms and conditions hereof Healthdyne shall use its form of Purchase Order attached hereto as Exhibit F to place Purchase Orders and emergency orders referred to in
Section 4.6 below, provided that, in the event of a conflict between the form of the Purchase Order and this Agreement, the terms and conditions of this Agreement shall prevail.

                  4.4 Rolling Forecasts. On or before the fifth (5th) day of each calendar quarter commencing with the second quarter following commercialization of a Licensed Product, Healthdyne agrees to submit to SpectRx a non-binding forecast of its anticipated product purchases for the following six (6) calendar months. The quantity of Licensed Products contained in a particular calendar quarter may not vary by more than twenty percent (20%) from the previous forecast for such calendar quarter.

                  4.5 Purchase Orders Quantities. Healthdyne will issue a Purchase Order consistent with subsection 4.3 at least thirty (30) days prior to the scheduled delivery date. SpectRx shall be required to accept Purchase Orders calling for delivery of Licensed Products which are within [*] of the quantities forecasted for such Licensed Products in the most recent forecast as set forth in Section 4.4. Failure to accept Purchase Orders greater than [*] of the most recent forecast or less than [*] of the most recent forecast shall not be grounds for Healthdyne to notify SpectRx of its failure to deliver Licensed Products as set forth in Section 2.1(iii) hereof.

                  4.6 Emergency Orders. The rolling forecasts and Purchase Orders submitted by Healthdyne under subsections 4.4 and 4.5 above shall not prevent Healthdyne from placing additional orders or emergency orders for units of the products for delivery in less than thirty (30) days. SpectRx agrees to use reasonable business efforts (at an effort level equivalent to SpectRx's efforts with respect to its other customers) to deliver such units of products on the requested schedule. Failure to deliver quantities of products on or before the date specified in the Emergency Purchase Order shall not be grounds for Healthdyne to notify SpectRx of its failure to deliver Licensed Products as set forth in Section 2.1(iii).

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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    5.   Minimum Purchases.

         5.1 Instruments and Disposables. In order to maintain the exclusivity provisions in Section 2.1 hereof, Healthdyne will purchase from SpectRx (or pay a Royalty for equivalent number of sales of Licensed Products in the event Healthdyne is making Licensed Products pursuant to Section 2.1(iii)) during the term of this Agreement the minimum number of Instruments and Disposable units set forth on Exhibit G. The sole remedy of SpectRx for the failure of Healthdyne to meet minimum unit purchases for any period shall be to convert the license granted hereunder for the remainder of the term of the License Agreement to a non-exclusive license. Such conversion shall be effective upon the giving forty-five (45) days prior written notice to Healthdyne following the end of any minimum period hereunder. If during the forty-five (45) day notice period Healthdyne makes up the previous minimum short fall, then Healthdyne's rights remain exclusive. Licensed Products purchased during such period to make up the shortfall will not be counted for purposes of the then current period in respect of the minimum purchase required therefor. If Healthdyne's rights under this Agreement become non-exclusive, Healthdyne thereafter shall not be required to make minimum purchases.

    6.   Prices, Royalties and Payment.

         6.1 Instrument Price. SpectRx's price to Healthdyne for the Instrument (excluding Disposables) delivered in accordance with this Agreement shall be [*] each. In addition, Healthdyne agrees to pay [*] of the Royalty due and payable to M.D. Anderson, [*] of the Net Selling Price for the Instrument all as set forth in the Sub-license Agreement set forth in Exhibit D-1 hereto. All prices are F.O.B. SpectRx's shipping dock. Should SpectRx's or Healthdyne's respective Gross Margin for the sale of Instruments ever fall below [*] for [*] consecutive quarters, then Healthdyne and SpectRx will renegotiate transfer pricing for the Instrument in good faith. If SpectRx's or Healthdyne's Gross Margin for the sale of Instruments ever exceed [*] for [*] consecutive quarters, then Healthdyne and SpectRx will renegotiate transfer pricing for the Instrument in good faith. In the event that Healthdyne becomes entitled to make the Instruments, SpectRx will receive a Royalty equal to the difference between the [*] then in effect and Healthdyne's [*] for manufacturing the Instrument. In the event that the difference between the transfer price then in effect and Healthdyne's Cost of Goods Sold is a negative number (i.e. Healthdyne's Cost of Goods Sold exceed the then existing transfer price), there will be no amount payable to SpectRx. [*] following Healthdyne's commencement of making a Licensed Product, SpectRx's total compensation will be revised to a [*] Royalty on Healthdyne's Net Selling Price. [*] following Healthdyne's commencement of making a Licensed Product, SpectRx's total compensation will be reduced to a [*] Royalty on Healthdyne's Net Selling Price. [*] following Healthdyne's commencement of making a Licensed Product and thereafter for the remaining term of the Agreement, SpectRx's total compensation will be reduced to a [*] royalty on Healthdyne's Net Selling Price.

         6.2 Disposable and Accessory Pricing. Healthdyne shall pay
SpectRx SpectRx's Disposable Cost for manufacturing the Disposable or Accessory in question. SpectRx and Healthdyne agree to split equally the available margin for Disposables and Accessories manufactured by SpectRx where the margin is defined as the difference between (i) Healthdyne's Average Selling


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.


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

Price, and (ii) the sum of (a) SpectRx's Disposable Costs to manufacture the Disposables or Accessory in question and (b) [*] of Healthdyne's Average Selling Price for Disposables and Accessories. Healthdyne agrees to use reasonable business efforts (an effort level equivalent to Healthdyne's efforts with respect to its own products) to maximize the amounts to be split from Disposables and Accessories. SpectRx agrees to use reasonable business efforts (at an effort level equivalent to SpectRx's efforts with respect to its other products) to minimize its Disposable Costs. Should SpectRx's Disposable Cost for the Disposable ever [*], the Parties will renegotiate pricing in good faith. Margins and Average Selling Price shall be calculated for each calendar quarter. In the event Healthdyne becomes entitled to make any of the Disposables or Accessories for use with Instruments, Healthdyne shall pay to SpectRx a Royalty equal to [*] between (i) Healthdyne's Average Selling Price and (ii) the sum of
(a) Healthdyne's Disposable Cost to produce the Disposable or Accessory in question and (b) [*] of Healthdyne's Average selling price for Disposables and Accessories. In the event that the difference as calculated above is a negative number, no amounts will be paid to SpectRx hereunder.

                  6.3 Audit Rights. SpectRx shall have the right to verify, at its expense and not more frequently than twice per year and upon not less than thirty (30) days' prior written notice to Healthdyne, the accuracy of the accounting reports and Royalty payments provided by Healthdyne hereunder, through inspection of Healthdyne's pertinent records and books of accounts maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (the "CPA") chosen by SpectRx in its reasonable discretion, and which CPA is reasonably acceptable to Healthdyne. If the CPA determines that Healthdyne has overpaid SpectRx, SpectRx will promptly repay Healthdyne. If the CPA determines that Healthdyne has underpaid SpectRx, Healthdyne shall have sixty (60) days from receipt of notice of the alleged underpayment to investigate and review the alleged underpayment. If Healthdyne concurs that there has been an underpayment, Healthdyne shall promptly pay SpectRx the amount of any such underpayment. In such event, SpectRx shall pay all costs, expenses and fees of the CPA unless (i) Healthdyne has underpaid SpectRx, and (ii) the amount of such underpayment exceeds five percent (5%) of the amount actually due to SpectRx for the period audited, in which event the CPA's costs, fees and expenses shall be paid by Healthdyne. If Healthdyne does not concur with the CPA's determination, the matter will be sent to binding arbitration in accordance with the rules set forth as Exhibit H, provided, however, the arbitrator shall be a CPA from an agreed upon national accounting firm which is not affiliated with either party and is reasonably satisfactory to each party. Each party shall pay its own costs in arbitration.

                  Healthdyne shall have the right to verify, at its expense and not more frequently than twice per year and upon not less than thirty (30) days prior written notice to SpectRx, the accuracy of the accounting records reported to Healthdyne by SpectRx hereunder, through inspection of SpectRx's pertinent records and books of accounts (including but not limited to product costs) maintained in the ordinary course of business. Such audit shall be conducted by a certified public accountant (the "CPA") chosen by Healthdyne in its reasonable discretion, and which CPA is reasonably acceptable to SpectRx. If the CPA determines that Healthdyne has underpaid SpectRx, Healthdyne will promptly pay SpectRx such amount. If the CPA determines that Healthdyne has overpaid SpectRx, SpectRx shall have sixty (60) days from receipt of notice of the alleged overpayment to investigate and review the alleged overpayment. If SpectRx concurs that there has



[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

been an overpayment, SpectRx shall promptly pay Healthdyne the amount of any such overpayment. In such event, Healthdyne shall pay all costs, expenses and fees of the CPA unless (i) Healthdyne has overpaid SpectRx, and (ii) the amount of such overpayment exceeds five percent (5%) of the amount actually due to SpectRx for the period audited, in which event the CPA's costs, fees and expenses shall be paid by SpectRx. If SpectRx does not concur with the CPA's determination, the matter will be sent to binding arbitration in accordance with the rules set forth as Exhibit H; provided, however, the arbitrator shall be a CPA from an agreed upon national accounting firm which is not affiliated with either party and is reasonably satisfactory to each party. Each party shall pay its own costs in arbitration.

         6.4 Currency Basis. Prices for the products sold to Healthdyne shall be in U.S. Dollars.

         6.5 F.O.B. Point. Title to and risk of loss of the products shall pass to Healthdyne, F.O.B. SpectRx's United States shipping dock.

         6.6 Payment. Payment by Healthdyne to SpectRx for the transfer price for Instruments shall be made thirty (30) days following receipt of delivery by Healthdyne. Payment by Healthdyne to SpectRx for margin split amounts due for Disposables and Accessories under 6.2 hereof shall be payable within forty-five
(45) days of the end of each calendar quarter. Any Royalty payable under 6.1 or
6.2 shall be payable within forty-five (45) days of the end of each calendar quarter together with a report providing in reasonable detail the basis for calculating the royalty.

         6.7 Instrument Only Business. In the event the marketplace for sales of Instruments and Disposables becomes predominantly for the sale of Instruments only, the Parties agree to meet and negotiate in good faith to revise the pricing under this Section 6.

         6.8 Covenant as to Pricing. In determining the Net Selling Price for each Licensed Product, Healthdyne covenants and agrees to not disadvantage or understate the Net Selling Price to the advantage of Healthdyne relative to the sale of its other products.

    7.   Delivery.

         7.1 Transportation. The method of transportation and carrier selected shall be as specified by Healthdyne in its Purchase Orders. Unless otherwise agreed, after delivery of the products to the F.O.B. point, all transportation charges, including insurance, shall be paid by Healthdyne.

         7.2 Packaging. SpectRx shall package Licensed Products for shipment and ship Licensed Products in accordance with standards mutually agreed upon by the parties and other required international regulatory standards. Each shipment shall include a packing list containing: (i) Purchase Order number, (ii) model number of the products, (iii) quantity, (iv) serial number or date code of shipped products, and (v) the results of applicable quality assurance and other tests performed with respect to the products being shipped.

         7.3 Delivery. SpectRx shall use reasonable business efforts (at an effort level consistent with its efforts with respects to its other customers) to assure that it fills all Purchase Orders by delivery dates and in quantities specified by Healthdyne in its Purchase Orders.

    8.   Inspection and Acceptance.

         8.1 SpectRx Inspection. SpectRx shall be an FDA registered manufacturing facility and shall follow good manufacturing practices established by the FDA and provide and maintain an inspection procedure and quality assurance program for the products sold by SpectRx to Healthdyne hereunder and its production processes. Complete records of all inspection and quality assurance work done by SpectRx shall be made available to Healthdyne upon its request at reasonable times during the term of this Agreement. Healthdyne shall have the right to audit SpectRx's manufacturing facilities upon reasonable notice to determine whether SpectRx is following good manufacturing practices.

         8.2 Healthdyne Inspection.

             8.2.1 Prior to commercial introduction of Licensed Products, the parties shall mutually agree on Healthdyne's criteria for acceptance testing ("Acceptance Test"). All products ordered by Healthdyne under this Agreement may be subject to statistical lot sampling inspection or 100% testing to Healthdyne's Acceptance Test at Healthdyne's receiving facility. In order to invoke Section 2.I(iii) hereof, Healthdyne must 100% inspect the units involved in such shipments. Any of the products or lots of products ("Lot") which materially fall to meet the mutually agreed upon final product specifications following the Acceptance Test may be rejected by Healthdyne and returned to SpectRx for replacement. Prior to returning any products to SpectRx, Healthdyne shall notify SpectRx by facsimile or telex that Healthdyne has rejected the products, inclusive of the reason or basis of such rejection. Within three (3) working days of the receipt of the non-conforming notification, SpectRx will issue a "Return to Vendor" ("RTV") number to Healthdyne by facsimile or telex, which RTV number will be Healthdyne's authorization to return the products. In Healthdyne's sole discretion, it may allow SpectRx to enter on Healthdyne's premises to repair products otherwise subject to replacement under the provisions of this Section 8.2.

             8.2.2 Healthdyne shall promptly notify SpectRx of any incoming failure. Except for products repaired pursuant to Section 8.2.1, Products which do not conform to the final product specifications shall be returned by Healthdyne to SpectRx freight collect and insured for full replacement value. Within twenty (20) days after the date of receipt of the nonconforming products by SpectRx, replacement product will be shipped to Healthdyne at SpectRx's expense. Should SpectRx fail to replace rejected products by shipping conforming products to Healthdyne within twenty (20) days of its receipt of the nonconforming products, Healthdyne shall have the option, in addition to any other remedies available to it in law or equity, to cancel without cost or liability the purchase of such products and receive, at Healthdyne's option, a credit or rebate if payment has been made. Healthdyne shall pay freight charges, insurance and other customary charges for transportation for improperly rejected products.

             8.2.3 All costs to replace or repair including transportation with respect to the defective products shall be the sole responsibility of SpectRx.

             8.2.4 If Healthdyne attempts to correct deficiencies to the products purchased under this Agreement without prior authorization from SpectRx, then SpectRx shall have no further obligations with respect to such products.

         8.3 Nonconforming Acceptance. Healthdyne may choose to accept the products which fail to conform in a minor aspect to the specifications established by this Agreement without prejudice to its right to reject nonconforming items in the future. If Healthdyne so chooses, Healthdyne will notify SpectRx of its intent to accept nonconforming items. However, SpectRx accepts no responsibility for the nonconforming aspects of the items accepted by Healthdyne.

    9. Confidentiality; Exclusive Rights; Exclusive Option and Right of First Refusal.

         9.1 Confidentiality. The parties agree that the terms and conditions of that certain Confidentiality Agreement between the parties dated February 22, 1995 are superseded by the following confidentiality provisions:

             (a) Each party agrees to keep the Trade Secrets and Confidential Information of the other party confidential. For purposes of this Agreement, "Trade Secrets" means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or fists of actual or potential customers or suppliers which (1) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Information" means data and information relating to the business of a party (which does not rise to the level of Trade Secret) which is or has been disclosed to the other party or of which the other party became aware as a consequence of or through its relationship with the disclosing party and which has value to the disclosing party and is not generally known to the disclosing party's competitors. Trade Secrets and Confidential Information will not include any data or information that is already known to a party at the time of disclosure to such party, or which (i) has become generally known to the public through no wrongful act of such party; (ii) has been rightfully received by such party from a third party without restriction on disclosure and without breach of an obligation of confidentiality running either directly or indirectly to the other party; (iii) has been approved for release and released to the general public by written authorization of the other party; (iv) has been disclosed pursuant to a requirement of a governmental agency or of law without similar restrictions or other protections against public disclosure, or has been required to be disclosed by operation of law; provided, however, that a party must first have given written notice of such required disclosure to the other party, used reasonable business efforts to obtain a protective order requiring that the Trade Secret or Confidential Information so disclosed be used only for the purposes for which disclosure is required, and taken reasonable steps to allow the other party to seek to protect the confidentiality of the information required to be disclosed; (v) is independently developed by a party without use, directly or indirectly, of the Trade Secret or Confidential Information; or (vi) is furnished to a non-Affiliated third party by the other party without restrictions on the third party's right to disclose the information. The provisions of this Agreement restricting the use of Trade Secrets shall survive termination of this Agreement for so long as is permitted by the Georgia Trade Secrets Act of 1990, O.C.G.A. Section 10-1-760-10-767. The provisions of this Agreement restricting the use of Confidential Information shall survive for a period of three (3) years following termination or expiration of this Agreement.

            (b) Disclosure may be made by Healthdyne to governmental agencies to the extent required or desirable to obtain regulatory approval for Licensed Products and to nonclinical and clinical investigators and consultants where necessary or desirable for their information to the extent normal and usual in the custom of the trade and under a secrecy agreement with provisions as to confidentiality essentially the same as those in this Agreement.

         9.2 Exclusive Option. SpectRx hereby grants to Healthdyne the exclusive option to acquire an exclusive license for the United States and Canada, on substantially the same terms and conditions as are set out in this Purchasing and License Agreement, to any new technology and intellectual property (other than the SpectRx Technology and any Improvement thereto) for which SpectRx has right and authority to grant licenses that may be conceived, invented, reduced to practice, or otherwise come into existence subsequent to the date of this Agreement by SpectRx for such other devices as may be directly or indirectly competitive with the Licensed Products manufactured using the SpectRx Technology (hereinafter referred to as the "Area Device"), provided that Healthdyne agrees to reimburse SpectRx for [*] to develop and commercialize an Area Device. Payment of [*] shall be in lieu of any license fees, and the parties agree that "substantially the same terms and conditions" as used in the preceding sentence shall not include license fees or the like.

         9.3 Right of First Refusal. With respect to the option granted in
Section 9.2, Healthdyne shall have a three (3) month period after notification by SpectRx in which to exercise in writing its option to obtain such license. Such notification shall include a detailed description of the new technology, the design of the proposed Area Device, and any prototype in existence together with the projected costs of development and manufacture of the Area Devices and the schedule for commercialization. If Healthdyne falls to exercise its option, SpectRx may license such development to any third party on terms no more favorable than those offered to Healthdyne. If SpectRx proposes to offer more favorable terms to a third party, then Healthdyne shall be notified of the more favorable terms and shall have a thirty (30) day period to accept the new terms after which period SpectRx may enter into a license with a third party. For the purposes of clarity, SpectRx may only enter into a license with a third party for any technology relative to the Area Device after Healthdyne has had the opportunity to accept the license on equivalent or better terms.

         9.4 Exclusive Rights. During the term of any exclusive license granted under the terms of this Agreement, SpectRx agrees that as part of the exclusive license granted hereby, it will not market or sell within the Territory any Area Devices without first complying with the provisions of Section 9.2 and 9.3 hereof in respect thereof.


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

    10.  Proprietary Rights.

         10.1 If, during the term of this Agreement, either party shall discover or invent an improvement (hereinafter called the "Improvement") to the SpectRx Technology, such party agrees to promptly disclose to the other party and furnish to the other party all information pertaining thereto, including blueprints, sketches, drawings, designs, computer programs, and other data.

         Healthdyne and SpectRx shall, to the best of their ability, cause its employees to disclose only to Healthdyne and SpectRx, respectively, any Improvement made or developed by them or any of them during the term of this Agreement, and Healthdyne and SpectRx each agree to inform the other party promptly of any such Improvement of which it becomes aware within a reasonable time. Title to any such Improvement shall as it relates to the SpectRx Technology shall reside with SpectRx. During the term of this Agreement, Healthdyne may use such Improvements as are discovered or invented by SpectRx only in conjunction with the SpectRx Technology and only for the purposes contemplated by this Agreement and such discovery or invention shall be deemed to be part of the licensed subject matter for all purposes of this Agreement.

         Notwithstanding the foregoing, an Improvement made by Healthdyne which also has application to Healthdyne Technology shall be owned by Healthdyne as it relates to Healthdyne Technology ("Healthdyne Improvement"). In such case, both parties shall be entitled to utilize such enhancement or revisions in connection with Licensed Products (and, in the case of Healthdyne, with its other products) without the payment of any additional Royalty, provided however that SpectRx shall not make any commercial use thereof in the United States and Canada during the term of this Agreement.

         In the event an Improvement increases the cost for direct materials and direct labor per GAAP ("Direct Cost") for manufacturing the Instrument, SpectRx may increase the transfer pricing in Section 6.1 by the amount of such increase in the Direct Cost provided Healthdyne approves in writing the incorporation of such Improvement into the Instrument. Healthdyne shall also approve incorporation of an Improvement to a Disposable or an Accessory.

         10.2 Further Action. Healthdyne and SpectRx each agree that it shall promptly notify the other of any Improvement, invention or other improvement in which such party has involvement and which relates to this Agreement and fully disclose such Improvement, invention or other improvement to the other party. Each party agrees that it shall take all actions and execute all documents, as the other party may reasonably . request, to effectuate the acknowledgment of any party's ownership or exclusive license under this Section 10.

    11.  Warranty.

         11.1 SpectRx Warranty.

              11.1.1 SpectRx warrants that the Instruments supplied by SpectRx to Healthdyne to be under normal use and care free for a period of the longer of [*] after shipment to

Healthdyne or [*] from sale to the end-user from any defect in workmanship or material and to materially conform with the mutually agreed upon final product specifications. All replacement costs under this Warranty shall be borne by SpectRx. Units returned to SpectRx for warranty repairs shall be shipped to SpectRx freight collect according to SpectRx's instruction. Within twenty (20) days of the receipt of Instruments, SpectRx shall replace or repair such units and shall ship them to Healthdyne's designated return destination freight prepaid. The foregoing warranties extend to the products returned by Healthdyne's customers.

              11.1.2 SpectRx warrants that for a period that an Accessory is warranted by a manufacturer other than SpectRx, the Accessories supplied by SpectRx to Healthdyne hereunder will be, under normal use and care, free from any defect in workmanship or material and to be in conformity with the manufacturer's specifications. All replacement costs under this Warranty shall be borne by SpectRx. Units returned to SpectRx for warranty repairs shall be shipped to SpectRx or the manufacturer freight collect according to SpectRx's instruction. Within twenty (20) days of the receipt of the returned Accessories, SpectRx shall replace or repair such units and shall ship them to Healthdyne's designated return destination freight prepaid. The foregoing warranties extend to the products returned by Healthdyne's customers. Accessories manufactured by SpectRx shall have the same warranty as the Instrument.

              11.1.3 SpectRx warrants that for a period of the lesser of [*] from SpectRx to Healthdyne of a Disposable (single patient use only) supplied by SpectRx to Healthdyne hereunder will be, under normal use and care, and only upon first use free from any defect in workmanship or material and to materially conform with the mutually agreed upon n product specifications. SpectRx shall bear all replacement costs under this Warranty. Healthdyne shall ship units returned to SpectRx for warranty repairs to SpectRx freight collect according to SpectRx's instruction. Within ten (10) days of the receipt of the Disposable, SpectRx shall replace or repair such units and shall ship them to Healthdyne's designated return destination freight prepaid. The foregoing warranties extend to the products returned by Healthdyne's customers.

         11.2 Limitation of Liability. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH ABOVE, SPECTRX GRANTS NO WARRANTIES, EITHER EXPRESS OR IMPLIED, ON THE LICENSED PRODUCTS, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE RESPONSIBLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL DAMAGES, LOSS OF PROFIT, SUFFERED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT.

    12.  Infringement.

         12.1 Third Party Infringement of Patent Rights. In the event that Healthdyne believes a third party to be infringing one or more of the Patent Rights or Healthdyne's exclusive license granted hereunder ("License Rights"), Healthdyne shall bring such infringement to the attention of SpectRx. If SpectRx does not institute infringement proceedings against such third party within ninety (90) days after written notice from Healthdyne that such third party appears to be



[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

infringing one or more of the Patent Rights or License Rights, Healthdyne shall have the right to take whatever steps in its own and sole discretion it shall deem advisable, including but not limited to, settlement or the filing of suit for damages, or to enjoin such sales or offers for sale by such third party. In the event that Healthdyne exercises its discretion to bring an infringement action, SpectRx shall perform all acts which may become necessary or desirable to vest in Healthdyne the right to institute any such suit and shall, upon reasonable notice, cooperate and, to the extent deemed necessary or desirable by Healthdyne and at Healthdyne's expense, participate in any suit to enjoin such infringement and to collect, for the benefit of Healthdyne, damages, profits and awards of any nature recoverable for such infringement. In the event the third party infringer is a licensee of SpectRx, SpectRx agrees to take all actions reasonably requested by Healthdyne to require such licensee to cease such infringement and recoup damages, profits and awards of any nature recoverable for such infringement; such action by SpectRx may include, but is not limited to, termination of the license of the infringing licensee. The costs and expenses of such suit or settlement shall be borne by the party hereto bringing the suit. Recovery of damages in any such suit or settlement any third party shall first be applied to reimburse the party brining the suit for its reasonable attorneys' fees, costs plus other out-of-pocket costs or expenses incurred in connection with such suit or settlement. Any excess recovered damages shall be applied one-half to SpectRx and one-half to Healthdyne.

         12.2 Patent Rights Allegedly Infringe Rights of Third Party. In the event a third party alleges that the SpectRx Technology infringes upon intellectual property rights of another entity in the United States or Canada, the party learning of such alleged infringement shall notify the other party. In accordance with the provisions hereinafter provided, SpectRx will settle or defend all proceedings, threats of proceedings or claims against SpectRx, Healthdyne or its customers for infringement or alleged infringement by the SpectRx Technology furnished by SpectRx to Healthdyne under this Agreement of patents, copyrights, or similar intellectual property rights of any third party in the United States or Canada. Healthdyne agrees to give SpectRx necessary assistance where practical, to modify the SpectRx Technology to make Licensed Products non-infringing or, where practical, to obtain licenses under such patents, copyrights or similar intellectual property rights. SpectRx may, at its sole discretion, modify the SpectRx Technology to make it non-infringing provided the Licensed Product so modified meets final product specifications for the Licensed Product. In all other instances, the parties agree to consult with one another concerning the defense or settlement of any and all proceedings, threats of proceedings or claims against SpectRx or Healthdyne hereunder, and Healthdyne shall have the right to obtain independent counsel to represent its interests in the proceedings, threats of proceedings or claims; such counsel shall be provided full access to all documents and meetings and be allowed to participate in the proceedings or claims to the extent permitted by the court. Both parties shall be required to approve and execute any settlement of the proceedings, threats of proceedings or claims. Healthdyne and SpectRx each agree to pay one-half of any (i) defense costs incurred by either party (including reasonable attorney's fees) in defending any proceedings, threats or claims, and
(ii) damages, settlement payments, ongoing royalties, license fees or the like payable to a third party by either party to allow the continued manufacture, use and sale of the Licensed Products. In the event either Healthdyne or SpectRx is enjoined from further sale of a Licensed Product hereunder during the first two
(2) years of commercialization of Licensed Products, SpectRx will pay Healthdyne one-half of all License Fees paid by Healthdyne to SpectRx hereunder.

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

         12.3 Regulatory Compliance.

         Healthdyne shall be solely responsible for identifying and obtaining, at its sole cost and expense, all FDA and United States or Canadian safety agency required approvals and any other agency or regulatory approvals which are required for Healthdyne's use or sale of the Licensed Products in the United States or Canada. SpectRx will reasonably cooperate with Healthdyne by providing at no charge to Healthdyne any SpectRx engineering data that is reasonably required to obtain the regulatory approvals, including but not limited to 510(k) application materials submitted by SpectRx for its own products that incorporate SpectRx Technology. Other than as stated above, SpectRx will not, however, be required to produce any new data or reformat or otherwise republish any existing data. Disclosure by Healthdyne of any such data shall be subject to the confidentiality provisions of Section 9.

    13.  Incident Reporting.

         13.1 SpectRx Reporting. SpectRx represents and warrants that all products manufactured and sold to Healthdyne pursuant to this Agreement shall be manufactured in conformance with all applicable requirements of the FDA and in accordance with all United States federal, state and local statues, ordinances and regulations, including, but not limited to, the Federal Food, Drug and Cosmetic Act (21 U.S.C. 301 et seq.).

         13.2 Recall. If for any reason (i) the FDA mandates a recall of Licensed Product(s), or (ii) the parties agree that a recall of Licensed Product(s) is (are) necessary, Healthdyne agrees that it shall as expediently as possible issue a recall notice to all its customers recalling the Licensed Products in question. Provided that the products meet the final product specifications, SpectRx's responsibilities under the recall shall be to repair or replace the part that causes the recall free of charge. In respect of a recalled Licensed Product, if the Licensed Products fail to meet materially final product specifications, then SpectRx shall repair and/or replace the Licensed Product in question free of charge and pay all freight or shipping charges involved with such recall. In the event of any recall of any Licensed Product which does not arise from the incorporation of SpectRx Technology into such Licensed Products, the parties shall cooperate to the extent reasonably necessary to conduct such recall in accordance with Healthdyne's policies and procedures.

    14.  Term and Termination.

         14.1 Term. This Agreement shall become effective as of the effective date first set forth above, and shall remain in effect for the longer of [*] or the last to expire patent contained in the Patent Rights. At Healthdyne's option, Healthdyne may give SpectRx notice of its intent to renew at least ninety (90) days prior to the end of the initial term or any renewal term, as the case may be, for additional fifteen year terms.


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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

         14.2 Termination.

              14.2.1 The default by one Party of a material obligation of such Party under this Agreement shall entitle the other Party to give the Party in default written notice describing such default and requiring it to remedy such default. If such default is not reasonably remedied within ninety (90) days after the date of such notice, the notifying Party shall be entitled to terminate this Agreement by a written notice to the defaulting Party.

              14.2.2 Either Party may terminate this Agreement after the filing against the other Party by any third party of a petition in bankruptcy (which petition remains undismissed for forty-five (45) days), or upon or after any adjudication that the other Party is insolvent, or upon or after the filing by the other Party of any petition or answer seeking reorganization, readjustment or arrangement of the business of the other Party under any law relating to bankruptcy or insolvency, or upon or after the appointment of a receiver for all or substantially all of the property of the other Party of any assignment or attempted assignment for the benefit of creditors, or upon or after the institution of any proceedings for the liquidation or winding up of the other Party's business.

         14.3 Rights Upon Termination. In the event of any valid termination of this Agreement by SpectRx under Section 14.2 hereof, all of Healthdyne's rights under this Agreement shall be terminated. In the event of any valid termination of this Agreement by Healthdyne under Section 14.2 hereof, Healthdyne, at its option, may abandon all use of SpectRx Technology or continue use of its rights in this Agreement by making, using and selling Licensed Products and the provisions of Sections 2.2, 5.1, 6 and 16.15 shall continue to apply. In the event of any termination, all requirements under Sections 9.1, 10, 11, 12, and 13 shall remain in effect. No termination shall impact SpectRx's rights to collect for accrued royalties and payment for ordered and delivered product.

         14.4 Not For Cause Termination. Healthdyne may terminate with or without cause at any time during the term of this Agreement upon thirty (30) days prior written notice to SpectRx. If Healthdyne terminates this Agreement prior to the first sale of a Licensed Product, then all of Healthdyne's rights under this Agreement with respect to the Licensed Product shall be terminated. If subsequent to such termination by Healthdyne, SpectRx either licenses or sells the SpectRx Technology or commercializes the SpectRx Technology or Licensed Products, then any fees actually paid by Healthdyne to SpectRx that had not been refunded to Healthdyne shall be paid to Healthdyne, as when sums become available to SpectRx in the form of license fees, royalties on product-related payments from third parties, or revenue from commercialization by SpectRx.

         14.5 Liquidated Damages. In the event that the Milestone on Exhibit E entitled "Acceptance by Healthdyne of Quantities Delivered Pursuant to First Purchase Order" does not occur on or before [*] (the "Milestone Deadline") for any reason whatsoever (other than the failure of Healthdyne to submit a purchase order on a timely basis in order to prevent SpectRx from meeting such milestone), Healthdyne shall have the right to assume the Commercialization Efforts with respect to the Licensed Products as set forth in Section 3.1 and on Exhibit E. In such event (i) SpectRx shall immediately supply Healthdyne with all SpectRx Technology and documentation with respect to the



[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

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

Licensed Products as such documentation is described in Section 16.15, (ii) SpectRx shall be deemed to have granted to Healthdyne, in addition to the licenses set forth in Section 2.1(i) and (ii), the license set forth in Section 2.1(iii) to make Licensed Products once it completes the Commercialization Efforts, (iii) all further License Fees from Healthdyne to SpectRx shall cease, and (iv) SpectRx shall compensate Healthdyne by paying the Liquidated Damages (as defined herein) in the manner provided for herein below. Notwithstanding the assumption of the Commercialization Efforts by Healthdyne, and except as expressly provided for in this Section 14.5, all other terms and conditions of this Agreement shall remain in effect as provided for in this Agreement. Although Healthdyne shall have the right to make Licensed Products pursuant to subclause (ii) above, SpectRx shall have the right to resume making Licensed Products in lieu of Healthdyne pursuant to the terms and conditions of Section
2.1 hereof "Liquidated Damages", as used herein, shall mean [*] Healthdyne's actual costs in commercializing the Licensed Products incurred from the Milestones Deadline until the time of the first commercial sale of a Licensed Product in the Territory, although such Liquidated Damages shall in no event in the aggregate [*]. The sum of "Healthdyne's actual costs in commercializing the Licensed Products", as used in the preceding sentence to compute Liquidated Damages, will be reduced by the amount of any unpaid License Fees which would have otherwise been due to SpectRx by Healthdyne. The parties agree that Healthdyne shall offset any amounts due to SpectRx from Healthdyne as such amounts become due and payable to pay the Liquidated Damages (except that if SpectRx is selling the Licensed Products to Healthdyne, Healthdyne may not offset against or otherwise reduce or be excused from paying that portion of the purchase price constituting the Disposable Cost thereof). All remaining Liquidated Damages shall be paid by SpectRx solely in the form of a ten percent (10%) royalty payable quarterly on the Average Selling Price for all SpectRx sales of Licensed Products outside the Territory.

         15. Dispute. In the event of a dispute hereunder, the Parties agree to submit the matter to binding arbitration by one Party giving the other Party notice of the intent to arbitrate. The arbitration shall be conducted in accordance with the rules and procedures set forth as Exhibit H hereto, provided each Party shall select one arbitrator who is an expert in the subject matter area in dispute within ten (10) days of the receipt of the notice of arbitration and the two arbitrators chosen by the Parties shall select a third within ten
(10) days of being selected.

         16. Miscellaneous.

             16.1 Marking. Healthdyne agrees to mark each Licensed Product manufactured or sold by it in accordance with the Statutes of the United States relating to the marking of patented articles. SpectRx will, from time to time, update its patent numbers for Healthdyne as patents issue. Healthdyne shall include the SpectRx Licensed Trademark on the Licensed Products when Healthdyne's Licensed Trademark is utilized. The Licensed Trademark shall be used to signify that the Licensed Product was developed by SpectRx and shall be no less than thirty percent (30%) of the size of Healthdyne's Licensed Trademark.

             16.2 Assignability--Healthdyne. Except as set forth in Sections
2.2 and 2.3 hereof or in connection with a Change In Control of Healthdyne or the sale of all or substantially all of the assets of a product line, Healthdyne may not assign, transfer or sublicense any of the rights or obli-

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

gations under this Agreement without the prior written consent of SpectRx, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Healthdyne may assign its rights to receive any revenue or payments due hereunder. For purposes of this Section 16.2, a product line shall be defined, at a minimum, as phototherapy devices and devices for the diagnosis and treatment of neonatal jaundice.

         16.3 Assignability--SpectRx. Except in connection with a Change in Control of SpectRx or the sale of all or substantially all of the assets of a product line, SpectRx may not assign this Agreement without the prior written consent of Healthdyne, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, SpectRx may assign its rights to receive any revenue or payments due hereunder. For purposes of this Section 16.3, a product fine shall be defined, at a minimum, as phototherapy devices and devices for the diagnosis and treatment of neonatal jaundice.

         16.4 Successors and Assigns. This Agreement will inure to the benefit of and bind SpectRx's and Healthdyne's successors and assigns.

         16.5 Failure to Enforce. The failure of either Party to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party to enforce each and every such provision.

         16.6 Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Georgia, U.S.A.

         16.7 Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect, except where the economic equity of both parties hereto is materially affected by such unenforceability.

         16.8 Notice. Except as either Party may hereafter notify the other with respect to itself, the addresses of the Parties for all purposes of this Agreement shall be:

                      SpectRx:    SpectRx Inc.,
                                  6025A Unity Drive
                                  Norcross, Georgia 30071
                                  Attention: Mark A. Samuels

                      Healthdyne: Healthdyne Technologies, Inc.
                                  1255 Kennestone Circle
                                  Marietta, Georgia 30066
                                  Attention: President and General Counsel

All notices and communications pursuant to this Agreement shall be addressed as set forth above and shall be delivered to the Party for whom intended by hand or by postage prepaid, first class, registered or certified mad, return receipt requested. Such notices and recommendations shall be deemed to have been given and delivered as of the date of receipt.

         16.9 Force Majeure. Except with respect to the Liquidated Damages set forth in Section 14.5, neither Party shall be liable to the other Party hereto for any loss, injury delay, damages or other casualties suffered or incurred by such other Party due to strikes, riots, storms, fires, acts of God, or war or any other cause beyond the reasonable control of either Party.

         16.10 Headings. Headings to paragraphs and sections of this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

         16.11 Survival From This Agreement. The rights and obligations of the parties hereto under Articles 9, 10, 11, 12, and 13 of this Agreement shall survive and continue after any expiration or termination of this Agreement and shall bind the Parties and their representatives, successors, heirs and assignees.

         16.12 Exhibits. All exhibits and attachments to which this Agreement refers are hereby incorporated into and made a part of this Agreement.

         16.13 Entire Agreement. This Agreement constitutes the entire agreement between Healthdyne and SpectRx, and there are no other understandings, agreements or representations, express or implied, written or oral, not specified herein. The letter agreement dated April 18, 1995 between the parties is hereby superseded and terminated. This Agreement may only be amended by express written agreement and signed by authorized representatives of both Parties.

         16.14 Publicity.

               (i) A copy of all public announcements and press releases which either Party intends to release or make shall be provided to the other Party prior to being released or made. Any public announcement or news release that names, refers to or in any way identifies both Parties shall be approved by both Parties prior to being released or made. Each party shall respond to a request for approval within three (3) working days or receipt of the copy and the approval of each Party will not be unreasonably withheld.

               (ii) Except as set forth herein, the Parties shall not use each other's name in any advertising material without the prior written consent of the other Party, which consent may not be unreasonably withheld.

         16.15 Documentation. Immediately upon FDA clearance of a Licensed Product SpectRx shall provide Healthdyne with all SpectRx Technology and documentation with respect to the Licensed Product, including, but not limited to, any and all models, photographs, drawings, calculations, specifications, test results, hardware, software, and operation instructions together with any and all other documentation which may be used or useful in the manufacture of the Instruments, Disposables and Accessories for the Licensed Products sufficient in all respect to allow the manufacture of such Licensed Products in the event Healthdyne becomes entitled to do so in accordance with the terms and conditions of this Agreement. The Parties agree that this provision is necessary in order for Healthdyne to assume making Licensed Products in accordance with provisions set forth in this Agreement in a manner which will allow Healthdyne to meet product demand and Healthdyne's quality standards. SpectRx shall update such documentation from time to time and upon written request from Healthdyne to assure that all such documentation is current and meets the requirements of this Section 16.15.

         16.16 Offset. Healthdyne shall have the right to offset from any amounts due to SpectRx hereunder any amounts due and payable from SpectRx to Healthdyne whether arising under this Agreement or the Convertible Note executed by SpectRx on the date hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date forth above.

                                      HEALTHDYNE TECHNOLOGIES, INC.


                                      By:  /s/ Craig B. Reynolds
                                         --------------------------------------
                                               Craig B. Reynolds, President and
                                               Chief Executive Officer



                                      SPECTRX, INC.


                                      By:  /s/ Mark A. Samuels
                                         --------------------------------------
                                               Mark A. Samuels, President
                                               Chief Executive Officer

                                    EXHIBIT A

--------------------------------------------------------------------------------


"BILI-TEST"PRELIMINARY PRODUCT REQUIREMENTS DOCUMENT
(PRD)

--------------------------------------------------------------------------------


         This document describes application, market, intended use, end user, (and predicate device) for serum chemistry with regard to bili-test.

         Following are the device related product requirements, based on inputs from various sources (see customer market research reports).

1.0      ASSUMPTIONS

         1.01 Overall starting point, or reference, for the physical concept shall be per the first version of physical model developed by SpectRx, Healthdyne Technologies and Inno in terms of looks, shape, aesthetics or eye appeal, ergonomics, human engineering, size volume and physical characteristics. (See attached.)

(See attached Inno industrial design).

         1.02 Exact dimensions and weight will be finalized after finalizing specifications.

         1.03 HDTC, mutually agreed by SpectRx, Inc. has ultimate right to make any. changes to these requirements.

         1.04 Schedule, cost specifications, quality or quantity goals may change by mutual agreement of SpectRx and HDTC.

         1.05 All other HDTC/SpectRx contractual agreements are met, including ISO, FDA, other requirements.

         1.06     Bili-test system has four components:

                  1).      Hand held device
                  2).      [*]
                  3).      [*]
                  4).      Mateable to a ("Hertz) holster/printer later

         1.07     End user, RN, Nursing Assistant, RRT

                  3).      Neonatologist
                  4).      Pediatrician
                  5).      Homecare phototherapy service

         1.08     Printer to be available after launch of product

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

2.0      FUNCTIONS AND FEATURES

         2.01 Non-invasively read and display result in units of mg/dl of total serum bilirubin.

         2.02     [*] with a standard error of TBD.

         2.03 Optical radiation output will not cause retinal burn. Device shall not exceed the optical radiation Threshold Limit Values (TLV's) as determined by the American Conference of Governmental Industrial Hygenists for light, near infrared radiation or UV radiation.

         2.04 Two second total measurement time measured from when trigger is engaged until reading is displayed.

         2.05 User calibration at power up. Calibration good for 5 (maybe 3) applications after which device requires another calibration and a replacement of disposable tip.

         2.06 [*], including calibration. Automatic time-out between measurements 2 minutes.

         2.07 Does not require any input such as age, etc. of patient before displaying a reading.

         2.08     Simple, easy to follow user prompts and messages.

         2.09 Battery backed up, time, date and last reading by primary battery.

                  1).      Battery life between charges [*] tests/shift.
                  2).      Low battery LCD icon.
                  3). When battery is at lowest device activation level, the device will not take a measurement, will emit the invalid tone, and will display three dashes.
                  4). Last reading maintained until device is turned off or recalibrated.

         2.10 Field upgradeable and serviceable by trained technicians or hospital bio-meds, and trained personnel.

                  1).      Connectors
                  2).      Battery
                  3).      E-prom
                  4).      Light source

         2.11     Failure rate of less than [*].

                  1).      FMECA
                  2).      MTBF
                  3).      Hazards analysis


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         2.12 Mean time to troubleshoot and repair in field to be less than 30 minutes, without factory intervention.

         2.13     [*]

         2.14 Have built in error messages, test point, diagnostic features for minimal downtime in troubleshooting device failures, using off-the-shelf test fixtures.

         2.15     Can be used by end user with no special training required.

         2.16     Operator and service manual.

                  1).      Operator's manual by HDTC
                  2).      Service manual by SpectRx

3.0      HAND HELD DEVICE PHYSICAL

         3.1      GENERAL

         3.1.1    Must meet FDA/EMC tests for Attachment A.

         3.1.2 It will be a hand-held device, easily packaged and transportable using off-the-shelf and easily available packaging materials.

         3.1.3    User grip is intuitive and comfortable.

         3.1.4 Per physical concept defined by HDTC/SpectRx/Inno.(see attached)

         3.1.5 Resistant to scratches and normal abuse including during transport.

         3.1.6 Cleanable by specified, off-the-shelf available agents, not prone for infection hazards. Low stain risk. Smooth surface to reduce harboring of bacteria.

                  1).      [*]

         3.2      PORTS

         3.2.1    [*] conforming to [*] in accordance with Attachment A.

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         3.3      INPUTS

                  3.3.1    ELECTRICAL/POWER INPUT

                           3.3.1.1 Input voltage through a minimum of 2 pins through housing from associated charger.

                           3.3.1.2 Limit switch at disposable interface as unit triggers only with disposable in place.

                           3.3.1.3  Deleted

                           3.3.1.4 Meet UL, CSA, CE and International symbol and color standards.

                  3.3.2    TERMINAL INPUT

                           3.3.2.1 Use standard, off-the-shelf, IRDA output port.

                           3.3.2.2 Bi-directional communication with IRDA compatible terminals.

                  3.3.3    KEYPAD INPUT

                           3.3.3.1 Two "soft" keys per concept, linked to display prompts.

                                    1). First soft key for working and/or
                                        calibrating the device.
                                    2). Second soft key for triggering the
                                        device.

                  3.3.4    DATA INPUT

                           3.3.4.1 Ability to accept data such as date(mm/dd or dd/nun), with 12 hours or 24 hour time (extra LED or with graphics display).


                           3.3.4.2 Data entry using 2 keys located inside battery housing.

         3.4      OUTPUTS

                  3.4.1    DATA OUTPUT

                           3.3.4.1 Output results with relevant, associated information via onboard display and/or annunciator, or via external IRDA compatible printers or terminal.

                  3.4.2    DISPLAY OUTPUT

                           3.4.2.1 High contrast, back-lit LCD(TBD), size comparable to current concept. Three digit display desired (XX.X) with one ready icon and one low-battery indication icon (consistent with agreed-upon power budget). Time and date always visible.

                  3.4.3    ANNUNCIATORS, ADVISORIES & WARNINGS

                           3.4.3.1 Audible annunciator with two distinct levels, one for valid, other for invalid entered, detected, displayed or transferred data.

                           3.4.3.2  Display indicates when calibration is
                                    required.

                           3.4.3.3 Display indicates when trigger sequence is ready.

                           3.4.3.4  Display indicates standby mode.

                           3.4.3.5 Display indicates when batteries are low and unit requires a charge.

                           3.4.3.6 Display indicates invalid reading by returning three dashes (---).

                  3.5.     BULB/LIGHT SOURCE

                           3.5.1    Ideally, does not require periodic
                                    replacement of light source.

                           3.5.2    If it has to have bulbs replaced
                                    periodically:

                                    a).     [*] per bulb, whichever provides
                                            longer usage (Based on source
                                            analysis).

                                    b).     Easy to access and replace bulb
                                            assembly by end user.

                                    c).     No special tools, techniques, or
                                            skills needed to replace bulb.

                                    d).     Spare bulb socket desired.

                                    e).     May have up to maximum of three
                                            bulbs/cartridge.

                                    f).     Maximum of $50/cartridge.


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

4.0      CHARGE BASE PHYSICAL

         4.1      GENERAL

                           4.1.1 It must meet all FDA requirements (per Attachment A).

                           4.1.2 It will be able to be mounted on a wall, or on a counter.

                           4.1.3 It will be manufactured with off-the-shelf and easily available packaging materials.

                           4.1.4    Per physical concept defined by
                                    HDTC/SpectRx/Inno.

                           4.1.5 Resistant to scratches and normal abuse including during transport.

                           4.1.6 Cleanable by specified, off-the-shelf agents, not prone to infection hazards (per 3.1.6).

                           4.1.7 Wall bracket to allow mounting to accompany base.

         4.2      INPUTS

                  4.2.1    ELECTRICAL/POWER INPUT

                           4.2.1.1 Input voltage externally adjustable from 87-250 Vac. 50/60 Hz.

                           4.2.1.2  Meet specifications with voltage
                                    fluctuations +/- 10% of set voltage.

                           4.2.1.3 Fast blow, commonly available, externally accessible, replaceable fuse, with slot for spare fuse in holder.

                           4.2.1.4 Sufficient heat dissipation to allow one to touch any outside part after 24 hours of continuous use.

                           4.2.1.5 Meet CSA, IEC 601 safety standard, and international symbol and color requirement.

                           4.2.1.6 Transformer for unit to be placed on a wall at socket.

                           4.2.1.7 Monitors four charging pins to determine when hand held is fully charged.

                  4.2.2    SOFT KEY INPUT

                           4.2.2.1 Soft key push-button toggle switch to select fast-charge or normal charge.

                  4.3      OUTPUT

                           4.3.1.1 Output TBD+/- TBD (per battery selection) VCD voltage into four charging pins on hand held unit.

                  4.3.2    DISPLAY OUTPUT

                                    4.3.2.1 LED icon indicates electrical
                                            contact, comparable to current
                                            concept.

                                    4.3.2.2 LED icon indicates if hand held is
                                            currently under charge.

                                    4.3.2.3 LED icon indicates if hand held is
                                            currently under fast charge.

5.0      PRINTER

         5.01     [*]

         5.02     [*]

         5.03     Resolution will be legible at 3 feet with 20/20 vision.

         5.04     Dimensions (TBD)

                  a).      weight (TBD)
                  b).      height (TBD)
                  c).      length (TBD)

         5.05     Battery life - no less than ____________ (TBD)


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

6.0      DISPOSABLE CALIBRATION TIP PHYSICAL

         6.1      GENERAL

                  6.1.1 It will meet as many of the HDTC Industrial guideline requirements as possible. (See Attachment A)

                  6.1.2 It will be a [*] and transportable using off-the-shelf and easily available packaging materials.

                  6.1.3 The [*] that also serves to protect the patient [*] from debris.

                  6.1.4 User grip and device attachment is intuitive and comfortable.

                  6.1.5    Per physical concept defined by HDTC/SpectRx/Inno.

                  6.1.6 Resistant to scratches and normal abuse including during transport.

7.0      ENVIRONMENTAL CONDITIONS

         7.1 Operate within specifications between [*]. Be undamaged and fully operational after storage at [*]. Must not fail in such a way as to be a hazard to users.

         7.2 Operate within specifications between [*], w/o condensation. Not be damaged by storage at a non-condensing [*] for a duration of at least 24 hours.

         7.3      No effect of altitude.

         7.4      No effect of extraneous light.

         7.5      Meet FCC, FDA, EC standards for Electromagnetic compatibility
                  (EMC).

         7.6 Meet [*] standards for Electrostatic Discharge Immunity standards. Will not be permanently damaged by discharge of up to +/- 15kV. and discharges of 10kV or less will cause only transient effects. In no case may internal stored data be lost or corrupted, or incorrect measurement results be displayed or stored.

         7.7 Meet [*], second edition standards for Electromagnetic Interference Immunity (EMI); Operate within specifications when exposed to field strengths of 10 V/m at frequencies from [*], from I meter.

         7.8      Meet following Class B Electromagnetic Emissions standards.
                  [*]


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

         7.9 Meet Electrical Fast Transient Burst standards in accordance [*]; instrument will not be permanently damaged after being exposed to fast transient bursts of [*] to the mains connections and [*] for interconnecting lines greater than [*] meters. In no case will the device lose or corrupt data, or display incorrect results.

         7.10 Meet [*] standard for electrical surges; instrument will not be permanently damaged after being exposed to differential surges of [*], or common mode surges of [*], to the mains connection. In no case will the device lose or corrupt stored data, or display incorrect results.

8.0      SHOCK, VIBRATION & DROP

                  (In no case will the device lose or corrupt stored data, or display incorrect results).

         8.1 Be able to meet all specifications after subjected to shock levels in accordance to Healthdyne Technologies Product Environmental Testing Procedure, [*].

         8.2 Be able to meet all specifications after subjected to random vibration in accordance with Healthdyne Technologies Product Environment Testing Procedure, [*].


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                  ATTACHMENT A



1. It will meet the following technical and environmental requirements and standards specified by the Food and Drug Administration (FDA), we well as the following internal engineering and quality standards specified by Healthdyne Technologies:

         a. FDA environmental test requirements and test protocols specified by domestic and international standards contained within the Reviewer Guidance for Premarket Notification Submissions, November 1993.

         b. FDA firmware and software test methods and documentation requirements specified with the Reviewer Guidance for Computer Controlled Medical Devices.

         c.       FDA Biological Evaluation of Medical Devices, ISO 10993
                  Part-1.

         d. Healthdyne Technologies, Product Environmental Testing Procedure, EOP 9001 4.4.106.

         e. American National Standards, Safe Current Limits for Elctro-Medical Apparatus, ANSI/AAMI, ESI-1095.

         f.       Canadian Standards Association, Medical Electrical Equipment-
                  Part 1; General Requirements for Safety - 2. Collateral
                  Standard: Electromagnetic Compatibility-Requirements and Test. [*]

         g. [*], Medical Electrical Equipment, Part 1; General Requirements for Safety, 2nd Edition.

         h. [*] standards for products with LED devices or revisions (possible rev. March 1, 1996.)


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    EXHIBIT B

                                      LOGO

                                    EXHIBIT C

                              [UNIVERSITY OF TEXAS
                                   Letterhead]


                                 April 12, 1996


VIA AIRBORNE


Keith D. Ignotz
Chief Operating Officer
SpectRx
6025A Unity Drive
Norcross, Georgia  30071

         RE:      Patent and Technology License Agreement
                  "Optical Measurement of Bilirubin in Human Tissue", UTSC:254 Steven Jacques, et al, Principal Investigator

Dear Keith:

         Enclosed is one fully executed original counterpart of the subject agreement for your files.


                                               Best regards,

                                               /s/ Carla
                                               ------------------------------
                                               Carla for Karen V. Francis
                                               Licensing Specialist

KVF/cjs

Enclosure
cc: Steven Jacques, Ph.D., Box 017 (w/enclosure)

                            PATENT LICENSE AGREEMENT

         THIS Sixteen (16) Page AGREEMENT ("AGREEMENT") is made by and between the BOARD OF REGENTS ("BOARD") of THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), an agency of the State of Texas, whose address is 201 West 7th Street, Austin Texas 78701, THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER ("MDA"), a component Institution of the SYSTEM and SpectRx, a Norcross, Georgia corporation having a principal place of business located at 6025 A Unity Drive, Norcross, GA 30071 ("LICENSEE").

                                TABLE OF CONTENTS

         RECITALS                                               Page  2

I.       EFFECTIVE DATE                                         Page  2

II.      DEFINITIONS                                            Page  2

III.     LICENSE                                                Page  4

IV.      CONSIDERATION, PAYMENTS, AND REPORTS                   Page  5

V.       SPONSORED RESEARCH                                     Page  8

VI.      INFRINGEMENT BY THIRD PARTIES                          Page  9

VII.     PATENT MARKING                                         Page  9

VIII.    INDEMNIFICATION                                        Page  9

IX.      USE OF BOARD AND COMPONENTS NAME                       Page 10

X.       CONFIDENTIAL INFORMATION                               Page 10

XI.      ASSIGNMENT                                             Page 10

XII.     TERMS AND TERMINATION                                  Page 11

XIII.    WARRANTY: SUPERIOR-RIGHTS                              Page 12

XIV.     GENERAL                                                Page 13

         SIGNATURES                                             Page 15

                                    RECITALS


         A. BOARD owns certain PATENT RIGHTS related to LICENSED SUBJECT MATTER, which were developed at MDA, a component institution of SYSTEM.

         B. BOARD desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, the inventor, BOARD, and the public as outlined in the Intellectual Property Policy promulgated by the BOARD.

         C. LICENSEE wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER.

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:


                                I. EFFECTIVE DATE

         1.1 This AGREEMENT shall be effective as of March 12, 1996 subject to approval by BOARD ("EFFECTIVE DATE").


                                 II. DEFINITIONS

         As used in this AGREEMENT, the following terms shall have the meanings indicated:

         2.1 AFFILIATE shall mean any business entity more than 50% owned by LICENSEE, any business entity which owns more than 50% of LICENSEE, or any business entity that is more than 50% owned by a business entity that owns more than 50% of LICENSEE.

         2.2 LICENSED FIELD shall mean Optical Measurement of Bilirubin in Human Tissue within the LICENSED SUBJECT MATTER.

         2.3 LICENSED PRODUCTS shall mean any product or service SOLD by LICENSEE comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

         2.4      LICENSED SUBJECT MATTER shall mean PATENT RIGHTS.

         2.5 LICENSED TERRITORY shall mean the United States in which LICENSED PRODUCTS are sold by LICENSEE.

         2.6 NET SALES shall mean the gross revenues received by LICENSEE from the SALE of LICENSED PRODUCTS less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

         2.7 PATENT RIGHTS shall only mean any and all of BOARD'S rights in information or discoveries claimed in U.S. Patent No. 5,353,790 issued and entitled "Methods and Apparatus for Optical Measurement of Bilirubin in Tissue" and all divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions thereof.

         2.8 SALE or SOLD shall mean the transfer or disposition of a LICENSED PRODUCT for value to a third party other than LICENSEE or an AFFILIATE.

                                  III. LICENSE

         3.1 BOARD hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use and/or sell LICENSED PRODUCTS within LICENSED TERRITORY for use within LICENSED FIELD and, subject to Paragraph 4.5 herein, shall extend to BOARD's undivided interest in any LICENSED SUBJECT MATTER developed during the term of this AGREEMENT and jointly owned by BOARD and LICENSEE. This grant shall be subject to Paragraph 14.2 and 14.3, hereinbelow, the payment by LICENSEE to BOARD of all consideration as provided in Paragraph 4.2 of this AGREEMENT, (as well as the timely payment of all amounts due under any Sponsored Research Agreement between MDA and LICENSEE in effect during the term of this AGREEMENT) and shall be further subject to rights retained by BOARD and MDA to:

                  (a) Publish the general scientific findings from research related to LICENSED SUBJECT MATTER. In the event that MDA wishes to publish, MDA shall notify LICENSEE of its desire to publish at least (30) days in advance of publication and shall furnish to LICENSEE a written description of the subject matter of the publication in order to permit LICENSEE to review and comment thereon; and

                  (b) Subject to the provisions of ARTICLE XI herein below, use any information contained in LICENSED SUBJECT MATTER for research, teaching, patient care, and other educationally-related purposes.

         3.2 LICENSEE shall have the right to extend the license granted herein to any AFFILIATE provided that such AFFILIATE consents to be bound by this AGREEMENT to the same extent as LICENSEE.

         3.3 Subject to the Paragraph 3.4 herein below, LICENSEE shall have the right to grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT provided that LICENSEE shall be responsible for its sublicensees relevant to this AGREEMENT, and for using its best reasonable efforts to diligently collect all amounts due LICENSEE from subicensees. In the event a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its best reasonable efforts to collect any and all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

         3.4      LICENSEE agrees to either.

                  (a) deliver to BOARD for BOARD'S approval a true and correct copy of any sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination; and upon termination of this AGREEMENT, any and all sublicenses granted by LICENSEE and approved by BOARD shall be assigned to BOARD; or

                  (b) deliver to BOARD for BOARD'S Information a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination; and upon termination of this AGREEMENT, any and all existing sublicenses granted by LICENSEE and not approved by BOARD shall be terminated, unless otherwise agreed to in writing by BOARD.


                     IV. CONSIDERATION, PAYMENTS AND REPORTS

         4.1 In consideration of rights granted by BOARD to LICENSEE under this AGREEMENT, LICENSEE agrees to pay MDA the following:

                  (a) [*] for all out-of-pocket expenses incurred by MDA through [*] in filing, prosecuting, enforcing and maintaining PATENT RIGHTS licensed hereunder. SPECTRX will pay all future patent maintenance expenses for so long as, and in such countries as, this AGREEMENT remains in effect. One half of these total patent expenses [*] will be due upon execution, and the other half will be due at the time of the first FDA 510K filing. MDA will invoice LICENSEE upon approval of this AGREEMENT by BOARD, and upon a quarterly basis thereafter beginning [*] for expenses incurred by MDA after [*] and the amounts invoiced will be due and payable by LICENSEE within thirty (30) days thereafter; and


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                  (b) A non-refundable license documentation fee to be made in staged payments in the total amount of $50,000.00, which shall not reduce the amount of any other payment provided for in this ARTICLE IV, and which shall be due and payable within thirty (30) days when invoiced by MDA as follows:

                           (i)      [*] upon execution of this Agreement by
                                    BOARD;

                           (ii) [*] upon the completion by LICENSEE of data collection, analysis, and review of the feasibility studies, but no later than sixty
                                    (60) days following the entry of the last patient in the clinical study;

                           (iii)    [*] upon the first FDA 510K filing; and

                           (iv)     [*] upon first FDA 510K approval.

                  (c) A running royalty equal to [*] of LICENSEE'S NET SALES of LICENSED PRODUCTS in LICENSED TERRITORY and [*] of LICENSEE'S NET SALES of LICENSED PRODUCTS outside of LICENSED TERRITORY as long as there are no competing products outside of LICENSED TERRITORY (with minimum annual royalties of [*]), and [*] of all consideration other than Research and Development ("R&D") money received by LICENSEE from any sublicensee pursuant to Paragraphs 3.3 and 3.4 herein above, including but not limited to royalties, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, bonus and milestone payments and equity securities, payable within thirty (30) days after March 31, June 30, September 30, and December 31, at which time LICENSEE shall also deliver to BOARD and MDA a true and accurate report, giving such particulars of the business conducted by LICENSEE and its sublicensee, if any exist, during the preceding three (3) calendar months under this AGREEMENT as are pertinent to an account for payments hereunder. Such report shall include at least (a) the quantities of LICENSED PRODUCTS that it has produced; (b) the total SALES,
                           (c) the calculation of royalties thereon; and (d) the total royalties so computed and due BOARD. In the event that there are competing products outside of LICENSED TERRITORY, then no royalty will be due related to that specific territory. Simultaneously with the delivery of each such report, LICENSEE shall pay to BOARD the amount, if any, due for the period of such report. The requirement to pay minimum annual royalties shall commence upon FDA final approval of the LICENSED PRODUCTS. A pro rata portion of the annual minimum royalties shall be payable in respect of any partial period not constituting a full year. Should LICENSEE be obligated to pay running royalties to third parties to avoid infringing such third parties' patent rights which dominate BOARD'S PATENT RIGHTS, LICENSEE may reduce the running royalty due MDA by such running royalties to such third parties,


[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                           provided, however, the running royalty due MDA shall in no case be less than one-half the rates stated herein above.

         4.2 During the Term of this AGREEMENT and for one (1) year thereafter, LICENSEE shall keep complete and accurate records of its and its sublicensees' SALES and NET SALES of LICENSED PRODUCTS to enable the royalties payable hereunder to be determined. LICENSEE shall permit BOARD or its representatives, at BOARD'S expense, to periodically examine after reasonable written notice to LICENSEE its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. In the event that the amounts due to BOARD are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period of time so examined, LICENSEE shall pay the cost of such examination, and accrued interest at prime rate plus 10% (ten percent).

         4.3 Upon the request of BOARD or MDA but not more often than once per calendar year, LICENSEE shall deliver to BOARD and MDA a written report as to LICENSEE'S efforts and accomplishments during the preceding year in commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE'S commercialization plans for the upcoming year. Such report will be deemed for all purposes to be confidential information governed by Article XI hereof.

         4.4 All amounts payable hereunder by LICENSEE shall be payable in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks shall be made payable to The University of Texas M.D. Anderson Cancer Center and mailed by U.S. Mail to Box 297402, Houston, Texas 77297
                  Attention: Manager, Sponsored Programs.

         4.5 No payments due or royalty rates under this AGREEMENT shall be reduced as the result of co-ownership of LICENSED SUBJECT MATTER by BOARD and another party, including LICENSEE.


                              V. SPONSORED RESEARCH

         If LICENSEE desires to fund sponsored research, within LICENSED SUBJECT MATTER and particularly where LICENSEE receives money for sponsored research payments pursuant to a sublicense, LICENSEE shall notify MDA in writing of all opportunities to conduct such sponsored research (including clinical trials, if applicable), shall solicit research and/or clinical proposals from MDA for such purpose, and shall give good faith consideration to funding such proposals at MDA.

                        VI. INFRINGEMENT BY THIRD PARTIES

         6.1 LICENSEE shall have the obligation of enforcing at its expense any patent exclusively licensed hereunder against infringement by third parties and shall be entitled to retain recovery from such enforcement. LICENSEE shall pay MDA a royalty on any monetary recovery, net of LICENSEE'S direct out-of-pocket expenses from such enforcement not otherwise paid to third parties, to the extent that such monetary recovery by LICENSEE is held to be damages or a reasonable royalty in lieu thereof. In the event that LICENSEE does not file suit against a substantial infringer of such patents within six (6) months of knowledge thereof, then BOARD shall have the right to enforce any patent licensed hereunder on behalf of itself and LICENSEE (MDA retaining all recoveries from such enforcement) and/or reduce the license granted hereunder to non-exclusive.

         6.2 In any suit or dispute involving a third party infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like which are in its possession.


                               VII. PATENT MARKING

         7.1 LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), and documentation therefor, sold by LICENSEE, AFFILIATE, and sublicensees of LICENSEE will be marked permanently and legibly with the number of the applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code.


                              VIII. INDEMNIFICATION

         8.1 LICENSEE shall hold harmless and indemnify BOARD, SYSTEM, MDA, its Regents, officers, employees, students, and agents from and against any claims, demand, or causes of action whatsoever, costs of suit and reasonable attorney's fees including without limitation those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by LICENSEE or its officers, employees, agents or representatives.

                      IX. USE OF BOARD AND COMPONENTS NAME

         9.1 LICENSEE shall not use the name of (or the name of any employee of) MDA, SYSTEM or BOARD without the advance, express written consent of BOARD secured through:

                           The University of Texas
                           M. D. Anderson Cancer Center
                           Office of Public Affairs
                           1515 Holcombe Boulevard
                           Box 229
                           Houston, Texas 77030
                           ATTENTION: Stephen C. Stuyck


                           X. CONFIDENTIAL INFORMATION

         10.1 BOARD and LICENSEE each agree that all information contained in documents marked "confidential" which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this AGREEMENT, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it, (d) was already known by the recipient party at the time of disclosure, (e) was independently developed or (f) is required to be submitted to a government agency pursuant to any preexisting obligation.

         10.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this AGREEMENT is in force and for a period of three (3) years thereafter.


                                 XI. ASSIGNMENT

         11.1 Except to effect the sale and transfer of all or substantially all of LICENSEE'S assets to a third party, this AGREEMENT may not be assigned by LICENSEE without the prior written consent of BOARD.

                           XII. TERMS AND TERMINATION

         12.1 The term of this AGREEMENT shall extend from the Effective Date set forth hereinabove to the full end of the term or terms for which PATENT RIGHTS have not expired or been declared invalid by a court of final jurisdiction.

         12.2 BOARD shall have the right at any time after one (1) year from the EFFECTIVE DATE of this AGREEMENT to terminate the license granted herein if LICENSEE, within ninety days after written notice from BOARD of such intended termination, fails to provide written evidence satisfactory to BOARD that LICENSEE has commercialized or is actively and effectively attempting to commercialize an invention licensed hereunder within such jurisdiction. Accurate, written evidence provided by LICENSEE to BOARD within said ninety (90) day period that LICENSEE has an effective, ongoing and active research, development, manufacturing, marketing, sales and/or licensing program, as appropriate, directed toward obtaining regulatory approval and/or production and/or sale of LICENSED PRODUCTS incorporating PATENT RIGHTS shall be deemed satisfactory evidence.

         12.3 Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

                  (a) automatically if LICENSEE shall become bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver or trustee, whether by voluntary act of LICENSEE or otherwise; or

                  (b) (i) upon thirty (30) days written notice by BOARD if LICENSEE shall breach or default on the payment obligations of ARTICLE IV, or use of name obligations of ARTICLE X; or (ii) upon ninety (90) days written notice by BOARD if LICENSEE shall breach or default on any other obligation under this AGREEMENT; provided, however, LICENSEE may avoid such termination if before the end of such thirty (30) or ninety (90) day period if LICENSEE provides notice and accurate, written evidence satisfactory to BOARD that such breach has been cured or that LICENSEE has commenced all reasonable action to cure as soon as possible and the manner of such cure; or

                  (c) at any time by mutual written agreement between LICENSEE and BOARD, or without cause upon one hundred eighty (180) days written notice by LICENSEE to BOARD, subject to any rights herein which survive termination.

         12.4     Upon termination of this AGREEMENT for any cause:

                  (a) nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination.

                  (b) LICENSEE and the BOARD covenant and agree to be bound by the provisions of ARTICLES IX, X AND XI of this AGREEMENT.

                  (c) LICENSEE (and its SUBLICENSEES) may, after the effective date of such termination, sell all LICENSED PRODUCTS and parts therefore that it may have on hand at the date of termination, provided that LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT.


                         XIII. WARRANTY: SUPERIOR-RIGHTS

         13.1 Except for the rights, if any, of the Government of the United States as set forth herein below, BOARD represents and warrants its belief that it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, and that it has the sole right to grant licenses thereunder, and that it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

         13.2 LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation, including P.L. 96-517 as amended by P.L. 98-620. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail.

         13.3 LICENSEE understands and agrees that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD, by this AGREEMENT, makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD in the LICENSED FIELD, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

         13.4 LICENSEE, by execution hereof, acknowledges, covenants and agrees that LICENSEE has not been induced in anyway by BOARD, SYSTEM, MDA or employees thereof to enter into this Agreement, and further agrees that LICENSEE has conducted sufficient due diligence with respect to all items and issues pertaining to Article XIV herein and all other matters pertaining to this Agreement and agrees to accept all risks inherent herein.


                                  XIV. GENERAL

         14.1 This AGREEMENT constitutes the entire and only AGREEMENT between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

         14.2 Any notice required by this AGREEMENT shall be given by prepaid, first class, certified mail, return receipt requested, and addressed in the case of BOARD to:

                                           BOARD OF REGENTS
                                           The University of Texas System
                                           201 West Seventh Street
                                           Austin, Texas 78701
                                           ATTENTION: Office of General Counsel

                  with copy to:            The University of Texas
                                           M.D. Anderson Cancer Center
                                           Office of Technology Development
                                           1020 Holcombe Boulevard, Suite 1405
                                           Houston, Texas 77030
                                           ATTENTION: William J. Doty

         or in the case of LICENSEE to:    SPECTRX, INC.
                                           6025 A Unity Drive
                                           Norcross, Georgia 30071
                                           ATTENTION: Mark A. Samuels

or such other address as may be given from time to time under the terms of this notice provision.

         14.3 Each party hereto covenants and agrees to comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

         14.4 This AGREEMENT shall be construed and enforced in accordance with the laws of the United States of America and of the State of Texas.

         14.5 Failure of any party hereto to enforce a right under this AGREEMENT shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

         14.6 Headings included herein are for convenience only and shall not be used to construe this AGREEMENT.

         14.7 If any provision of this AGREEMENT shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this AGREEMENT.

         14.8 Upon the request of LICENSEE, LICENSOR shall reasonably assist LICENSEE in recording this Agreement in the records of the U.S. Patent and Trademark Office at LICENSEE'S expense.

         IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

THE UNIVERSITY OF TEXAS                     BOARD OF REGENTS OF THE
M.D. ANDERSON CANCER CENTER                 UNIVERSITY OF TEXAS SYSTEM


By:  /s/ David J. Bachrach                  By:  /s/ Ray Farabee
     ------------------------------------       ------------------------------
         David J. Bachrach                           Ray Farabee
         Executive Vice President                    Vice Chancellor and
         for Administration and Finance              General Counsel


APPROVED AS TO CONTENT:                     APPROVED AS TO FORM:


By:  /s/ William J. Doty                    By:  /s/ Dudley R. Dobie, Jr.
     ------------------------------------      -------------------------------
         William J. Doty                             Dudley R. Dobie, Jr.
         Director, Technology Development            Manager, Intellectual
                                                     Property



SPECTRX, INC.


By:  /s/ Mark A. Samuels
   --------------------------------------
         Mark A. Samuels
         President and CEO

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    EXHIBIT 1


[*]

[*]

[*]

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    EXHIBIT D

                                   EXHIBIT D-1

                              SUB-LICENSE AGREEMENT


         This Sub-license Agreement is entered into by and between SpectRx, Inc. ("SpectRx") and Healthdyne Technologies, Inc. ("Healthdyne") dated this ____ day of August, 1996.

                              W I T N E S S E T H:

         WHEREAS, SpectRx has entered into a Product License Agreement with the University of Texas M.D. Anderson Cancer Center and related parties dated _______________ ("M.D. Anderson License");

         WHEREAS, SpectRx desires to sub-license to Healthdyne and Healthdyne desires to sub-license from SpectRx certain patents licensed under the M.D. Anderson License;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, Healthdyne and SpectRx hereby agree as follows:

         1. A true and correct copy of the M.D. Anderson License is attached hereto as Exhibit A.

         2. SpectRx hereby sub-licenses to Healthdyne within the Territory, and Healthdyne hereby accepts the sublicense within the Territory, of the M.D. Anderson License subject to the terms and conditions as agreed to in writing by authorized representatives of the parties. The Territory shall be the United States and Canada.

         3. Healthdyne agrees to pay one-half of the royalty due and payable by SpectRx to M.D. Anderson under the M.D. Anderson License, not to exceed One Percent (1%) of the Net Selling Price for the Instrument. For purposes of this Sub-License Agreement, Instrument means an instrument for non-invasive bilirubin measurement with required software, optics, circuitry, charger base and encasement. The initial product specifications for the Instrument is set forth on Exhibit B. Net Selling Price means the total sales revenue for the Instrument excluding charges for returns, outbound prepaid or allowed transportation charges, sales taxes, tariffs or duties directly imposed with reference to particular sales or similar items. Net Selling Price shall only include one sale per Instrument.

         4. The parties hereto agree to be bound by the Successor Letter Agreement entered into between Healthdyne and the University of Texas M.D. Anderson Cancer Center dated ___________.

         5. Exhibit A and Exhibit B hereto are incorporated by reference.

         IN WITNESS WHEREOF, the parties hereto have caused their authorized representatives to execute this Sub-License Agreement as of the day and year first above written.

HEALTHDYNE TECHNOLOGIES, INC.               SPECTRX, INC.


By:                                         By:
      ----------------------------                --------------------------
Title:                                      Title:
      ----------------------------                --------------------------
Date:                                       Date:
      ----------------------------                --------------------------

                                   EXHIBIT D-2

                              [UNIVERSITY OF TEXAS
                                   Letterhead]


                                  June 17, 1996

                                  VIA AIRBORNE

Keith D. Ignotz
Chief Operating Officer
SpectRx
6025A Unity Drive
Norcross, GA 30071

         RE:      Successor Letter Agreement between HealthDyne and SpectRx

Dear Keith:

         Enclosed is one fully executed original of the subject agreement for your files.


                                            Best regards,

                                            /s/ Carla Strobel
                                            ------------------------
                                            Carla Strobel
                                            Administrative Assistant

CS/cjs

Enclosure

cc:                        (with enclosure of executed original)
         President and CEO
         Healthdyne Technologies, Inc.
         1255 Kennestone Circle
         Marietta, GA 30066

                           SUCCESSOR LETTER AGREEMENT

                                  June 10, 1996


Healthdyne Technologies, Inc.
1255 Kennestone Circle
Marietta, Georgia 30066
Attention:  Craig B. Reynolds
            President and Chief Executive Officer

         Re: PATENT AND TECHNOLOGY LICENSE AGREEMENT ("AGREEMENT"), effective March 12,1996 by and between the BOARD OF REGENTS ("BOARD") of THE UNIVERSITY OF TEXAS SYSTEM ("SYSTEM"), THE UNIVERSITY OF TEXAS M.D. ANDERSON CANCER CENTER (MDA"), and SPECTRX, INC. ("LICENSEE")

Dear Mr. Reynolds:

         This Successor Letter Agreement is written at your request in connection with the contemplated sublicense agreement between LICENSEE and Healthdyne Technologies, Inc. ("HEALTHDYNE").

         BOARD, SYSTEM and MDA hereby agree that in the event that LICENSEE enters into a written and fully executed sublicense agreement with HEALTHDYNE pursuant to Articles 3.3 and 3.4(b) of the AGREEMENT, and, subsequent thereto while such sublicense agreement is in effect, the AGREEMENT with LICENSEE is terminated, HEALTHDYNE shall, at its sole option with written notice to MDA by Certified Mail, Postage Prepaid, Return Receipt Requested at the address herein below within ninety (90) days of said termination, have the right to succeed to all of LICENSEE's rights and responsibilities under the AGREE provided, however, that HEALTHDYNE shall not assume any liabilities of LICENSEE to BOARD, SYSTEM or MDA accruing prior to, or as a result of, said termination of the AGREEMENT.

         BOARD, SYSTEM and MDA confirm that: (i) the AGREEMENT with LICENSEE is in full force and effect as of the date hereinabove; and (ii) they know of no present facts or circumstances, which, with the passage of time or otherwise, would cause the termination of the AGREEMENT.

Successor Letter Agreement
June 10, 1996
Page 2

         If this Successor Letter Agreement is acceptable to you, please sign the three (3) originals in the space provided below and return two (2) of such originals to me at the following address:

                               William J. Doty
                       Director, Technology Development
                          1020 Holcombe, Suite 1405
                             Houston, Texas 77030

                                                Very truly yours,

                                                /s/ William J. Doty
                                                --------------------------------
                                                William J. Doty
                                                Director, Technology Development

         IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

THE UNIVERSITY OF TEXAS                     BOARD OF REGENTS OF THE
M.D. ANDERSON CANCER CENTER                 UNIVERSITY OF TEXAS SYSTEM


By:  /s/ David J. Bachrach                   By: /s/ Ray Farabee
    -----------------------------------         ------------------------------
         David J. Bachrach                           Ray Farabee
         Executive Vice President                    Vice Chancellor and
         for Administration and Finance              General Counsel

                                            APPROVED AS TO FORM:


                                            By:  /s/ Dudley R. Doble, Jr.
                                                ------------------------------
                                                     Dudley R. Doble, Jr.
                                                     Manager, Intellectual
                                                     Property

HEALTHDYNE TECHNOLOGIES, INC.


By:  /s/ Craig B. Reynolds
    -----------------------------------

                                    EXHIBIT E


     ESTIMATED       DOLLARS
       DATE      (IN THOUSANDS)                                MILESTONE
----------------- ------------- -------------------------------------------------------------------------
                        [*]      Pre-Signing Payment
                        [*]      Signing Definitive Agreements
       [*]              [*]      Program Review
                                 Clinical Instruments Available
       [*]              [*]      Program Review
                                 Miniature Photospectometer Board Functional Test
       [*]              [*]      Program Review
                        [*]      Signed and Board Approved M.D. Anderson License and Successor Letter
                                 Agreement
       [*]              [*]      Calibration Component and Enclosure Tooling.
                                 Purchase Order Issued
                                 Formal Documentation Released
       [*]              [*]      Delivery of Pre-Production Unit
       [*]              [*]      Pre-Production Unit Test Completed
       [*]              [*]      Seven Pieces Manufacturing Pilot Run Units Delivered
       [*]              [*]      Manufacture Pilot Run Test Complete
       [*]              [*]      FDA Approval
       [*]              [*]      Acceptance by Heathdyne of Quantities Delivered Pursuant to First
                                 Purchase Order
       [*]              [*]      First Anniversary of Acceptance by Healthdyne of First Purchase Order
                                 Quantities Delivered by SpectRx


* For each full month for which SpectRx has completed the "Acceptance by Healthdyne of Quantities Delivered Pursuant to First Purchase Order" milestone, [*] of this final milestone shall be prepaid. For example, if the "Acceptance by Healthdyne of Quantities Delivered Pursuant to First Purchase Order" milestone is completed on April 11, 1997, [*] would be payable to SpectRx together with the [*] milestone payment otherwise payable on that date, and [*] would be payable on the "First Anniversary of Acceptance by Healthdyne of First Purchase Order Quantities Delivered by SpectRx".

[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    EXHIBIT G

Healthdyne's minimum unit sales for Instruments and Disposables from SpectRx will be:

Year 2 Following Commercialization:          Year 1 Healthdyne actual Disposable [*]

Year 3 Following Commercialization:          Year 2 Healthdyne actual Disposable [*] minimum.

Year 4 Following Commercialization:          Year 3 Healthdyne actual Disposable [*] minimum.

Year 5 Following Commercialization:          Year 4 Healthdyne actual Disposable [*] minimum.

Year 6 Following commercialization:          No further purchase minimum.
         and onward




[*] Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

                                    EXHIBIT H

                              RULES FOR ARBITRATION


         The Parties agree that any Arbitration will be binding and conducted pursuant to the following terms and conditions:

         1. The Arbitration Tribunal shall be formed in the following manner:

            (1) The Party desiring to submit a dispute to arbitration will give the other Party notice to arbitrate by certified mail, which states therein the name and address of its arbitrator (a citizen of the United States), the subject of the dispute, and the proposed date of arbitration. The date when the notification letter is sent will be the date of first notification.

            (2) The other Party, within thirty (30) days after receipt of the notice to arbitrate, will inform the party who sent the notice, by certified mail, of the name and address of its arbitrator (a citizen of the United States).

            (3) If the Party who receives the notice to arbitrate does not inform the Party who gave the notice of the name and address of its arbitrator within the thirty (30) day period specified above, then the Party who gave notice to arbitrate may request the President of the American Arbitration Association to appoint an arbitrator for such other Party. This appointment must be made within thirty (30) days after the end of the thirty (30) day period in which each Party could appoint its own arbitrator.

            (4) The American Arbitration Association will be asked to appoint an impartial arbitrator within thirty (30) days after appointment of the other two arbitrators who will act as Chairman of the Arbitration Tribunal. The appointment of the impartial Chairman must be made within thirty (30) days after application for the appointment is made.

         2. Notwithstanding provisions of any rules herein adopted, it is agreed that all arbitrators shall be independent impartial neutrals who explicitly undertake to be bound by the ABA/AAA Code of Ethics in Commercial Disputes, for neutrals, and who shall have no ex parte direct or indirect communications with a party relating to the dispute or otherwise tending to bias or influence the arbitrator.

         3. No Party shall conduct any private interview with an arbitrator nominee concerning their substantive views or the dispute. Any arbitrator nominee who has been interviewed regarding their substantive views or the dispute shall be disqualified.

         4. Both Parties agree that prompt disposal of any dispute arising out of or relating to this Agreement or activities governed by it is important and necessary and thus, the resolution of any dispute shall be conducted expeditiously, and as soon as possible, but in no event more than six (6) months from the date of first notification.

         5. The Arbitration Tribunal will have its seat in Atlanta, Georgia, United States of America. The Parties agree that each Arbitrator must commit in their employment contract that they have adequate time for expeditiously handling the dispute and that they will commit to giving this matter priority, to the end that final disposition shall be accomplished not more than six (6) months from the date of first notification.

         6. The Chairman of the Tribunal is instructed, directed and commanded to assume case management initiative and control of the dispute resolution process and to initiate early scheduling of all events to assure that disposition of the dispute is accomplished as expeditiously as practical but in no event should final disposition be later than six (6) months from the date of first notification. The Tribunal shall permit and Facilitate discovery as it shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. The Chairman may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed during discovery and may give general orders to the Parties regarding the proceedings. The Chairman shall give active attention to the scope, form, likely cost effectiveness and scheduling of all discovery, and shall issue orders accordingly. The Chairman is instructed to attend key depositions, if any, so as to expedite them and rule immediately on questions arising during the course of the proceeding.

         7. The Arbitration Tribunal is permitted and empowered to construe the Agreement to arbitrate and determine the scope of its own jurisdiction.

         8. Neither Party may seek a temporary restraining order, preliminary injunctive or other extraordinary relief, either before or after the arbitrator(s) are appointed and assume their responsibilities. Any preliminary or extraordinary relief will be handled on an expedited basis by the Arbitration Tribunal.

         9. The Arbitration Tribunal will give the Parties an opportunity to present their views at a hearing in Atlanta, Georgia. The hearing win be conducted in accordance with the Rules of the American Arbitration Association as at present in force. The English language shall be used throughout the arbitration proceedings.

            (1) The Arbitration Tribunal will render a written decision on the dispute submitted to arbitration, which must be based on the terms and conditions contained in this Agreement. If the Arbitration Tribunal cannot decide a dispute without reference to provisions of substantive law, the Arbitration Tribunal may refer to the substantive law of the State of Georgia, U.S.A.

            (2) The written decision will not specify reasons for the decision, but will identify the arbitrators, describe the place and time of decision, and describe the opportunity given to the Parties to present their views.

            (3) The Arbitration Tribunal will render its decision not later than thirty (30) days after the close of evidence. Each arbitrator's fee will be reduced by ten percent (10%) for every five (5) day period in which a decision has not been rendered past this thirty (30) day time period.

            (4) The Arbitration Tribunal will have authority to decide all disputes relating to the same subject.

         10. The decision and award of a majority of the Arbitration Tribunal on any dispute submitted to arbitration under this Agreement will be final and binding on the Parties. In case the arbitrators are unable to reach a majority decision, the final decision will be rendered by the Chairman. No appeal or recourse to any court of law will be available to any Party after the Arbitration Tribunal has reached its decision.

         11. Judgment upon the award of the Arbitration Tribunal may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order for enforcement, as the case may be. Any Party who fails to comply with an arbitration award will reimburse the other Party for all reasonable costs and expenses incurred in connection with the enforcement of the award. The Parties acknowledge that this Agreement and any award rendered pursuant to it shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

         12. Each Party shall share equally in the costs incurred by the Arbitration Tribunal to arbitrate any dispute, including but not limited to arbitrators' fees, and costs and expenses directly related to the arbitration proceedings; however, each Party shall bear its own costs to prepare and present evidence to the Arbitration Tribunal, including but not limited to any expert fees, or costs and expenses incurred to prepare each Party's case.



                                       -3-